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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: June 7, 1996

                             BOYD GAMING CORPORATION
                             -----------------------
             (Exact Name of Registrant as Specified in its Charter)

                                     Nevada
                                     ------
                         (State or Other Jurisdiction of
                         Incorporation or Organization)

         1-12168                                                 88-0242733
         -------                                                 ----------
(Commission File Number)                                      (I.R.S. Employer
                                                             Identification No.)

                           2950 South Industrial Road
                             Las Vegas, Nevada 89109
                             -----------------------
               (Address of Principal Executive Offices) (Zip Code)

                                 (702) 792-7200
                                 --------------
                         (Registrant's telephone number,
                              including area code)
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ITEM 5. OTHER EVENTS.

a. Atlantic City Joint Venture

         On May 29, 1996, the Company, through a wholly-owned subsidiary, entered into a joint venture agreement (the "Mirage Joint Venture") with a subsidiary of Mirage Resorts, Incorporated ("Mirage") to jointly develop and own a casino/hotel entertainment facility in Atlantic City, New Jersey (the "Atlantic City Project"). The Atlantic City Project, which is expected to cost approximately $500 million, is planned to be one component of a multi-facility casino entertainment development, master-planned by Mirage for the Marina district of Atlantic City. Pursuant to the joint venture agreement, the Company will control the development and operation of the Atlantic City Project. The Atlantic City Project will be adjacent and connected to Mirage's planned wholly-owned resort. Construction is anticipated to begin after completion of the remediation of the property and is expected to take approximately 24 months to complete. The Mirage Joint Venture will give the Company a presence in Atlantic City, the primary casino gaming market serving the Eastern
United States.

         On May 29, 1996, the Company and Mirage issued a joint press release concerning the Mirage Joint Venture, the text of which press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

b. Sam's Town Reno Project

          The Company has identified a site in Reno, Nevada upon which it plans to develop a $92 million casino, hotel and entertainment complex, featuring the Sam's Town brand name and western theme, which is planned to include a 33,000 square foot casino, a hotel with 211 guest rooms and suites, five restaurants, an outdoor arena, an events center and various other amenities. The Company has reached a preliminary agreement for the acquisition of a 100 acre parcel of land and expects to complete the acquisition of the land and is currently planning to commence construction of the project by the end of this calendar year, with the opening occurring as early as spring 1998. William S. Boyd, Chairman and Chief Executive Officer of the Company, and Warren L. Nelson, a Director of the Company, each owns a 17.5 % interest in the partnership which owns the land to be acquired for the project. A copy of the press release issued by the Company concerning the Sam's Town Reno project is attached as Exhibit 99.2 hereto and is incorporated by reference herein.

c. Governmental Regulation

         As previously reported on the Company's Current Report on Form 8-K filed on May 13, 1996, the Company entered into a definitive purchase agreement on April 26, 1996 to acquire 100% of the capital stock of Par-A-Dice Gaming Corporation ("Par-A-Dice Gaming"), an Illinois corporation, and 100% of the capital stock of East Peoria Hotel, Inc. ("EPH"), an Illinois corporation (the "Par-A-Dice Acquisition"). Par-A-Dice Gaming is the owner and operator of the Par-A-Dice Riverboat Casino in East Peoria, Illinois, and EPH is the general partner of a limited partnership which is developing the 204-room Par-A-Dice Hotel located immediately adjacent to the Par-A-Dice Riverboat Casino. The ownership and operation of the Par-A-Dice Riverboat

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Casino is subject to the jurisdiction of the Illinois Gaming Board and the gaming laws of the State of Illinois.

         As explained above, the Company, through a wholly-owned subsidiary, has entered into the Mirage Joint Venture to jointly develop and own the Atlantic City Project. The ownership and operation of the Atlantic City Project will be subject to the jurisdiction of the New Jersey Casino Control Commission and the gaming laws of the State of New Jersey.

         In April 1996, the Louisiana legislature passed the Louisiana Gaming Control Act, which abolished the Louisiana Riverboat Gaming Commission and the Riverboat Gaming Enforcement Division of the Louisiana State Police and replaced them with the Louisiana Gaming Control Board.

         The following is a summary of the Illinois Riverboat Gambling Act, the New Jersey Casino Control Act and the Louisiana Gaming Control Act, as well as descriptions of the Missouri and Mississippi gaming regulations applicable to the Company updated from those contained in the Company's Form 10-K Annual Report for the fiscal year ended June 30, 1995 ("1995 Form 10-K").

         Illinois

         In February 1990, the State of Illinois legalized riverboat gaming. The Illinois Riverboat Gambling Act (the "Illinois Act") authorizes the issuance by the five-member Illinois Gaming Board of up to 10 riverboat gaming owner's licenses for navigable streams within or forming a boundary of the state of Illinois, except for Lake Michigan and any waterway in Cook County, which includes Chicago. The Illinois Act regulates strictly the facilities, persons, associations and practices related to riverboat gaming operations. The Illinois Act grants the Illinois Gaming Board specific powers and duties, and all other powers necessary and proper to fully and effectively execute the Illinois Act for the purpose of administering, regulating and enforcing the system of riverboat gaming. The Illinois Gaming Board's jurisdiction extends to every person, association, corporation, partnership and trust involved in riverboat gaming operations in the State of Illinois. The ownership and operation of a riverboat gaming operation is subject to extensive regulation. Applicants must submit comprehensive application and personal disclosure forms and undergo an exhaustive background investigation prior to the issuance of a license.

         The Illinois Act requires the owner of a riverboat gaming operation to hold an owner's license issued by the Illinois Gaming Board. The Illinois Act restricts the granting of certain of the ten owner's licenses by location. Four are for operators docking at sites on the Mississippi River, one is for an operator docking at a site on the Illinois River south of Marshall County and one is for an operator docking at a site on the Des Plaines River in Will County. The remaining four owner's licenses are not restricted as to location. Riverboats operating on the Des Plaines River must have a minimum capacity of at least 400 persons. All riverboats must be accessible to disabled persons, must be either a replica of a 19th century Illinois riverboat or be of a casino cruise ship design and must comply with applicable federal and state laws, including, but not limited to, U.S. Coast Guard regulations. The Illinois Gaming Board has currently granted ten licenses, one license to riverboat operations in each of Alton, East Peoria, Rock Island, East

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Dubuque, Metropolis, East St. Louis, Aurora, and Elgin, and two licenses to riverboat operators in Joliet. In addition to the ten owner's licenses which are authorized under the Illinois Act, the Illinois Gaming Board may issue special event licenses allowing persons who are not otherwise licensed to conduct riverboat gaming on a specified date or series of dates.

         Each owner's license initially runs for a period of three years. Thereafter, the license is subject to renewal on an annual basis upon a determination by the Illinois Gaming Board that the licensee continues to be eligible for an owner's license pursuant to the Illinois Act and the Illinois Gaming Board's rules. The owner's license for Par-A-Dice initially expired in February 1995. Its license was thereafter renewed in February 1996. Par-A-Dice will be required to renew its license in February 1997, and each year thereafter. A licensed owner is authorized to apply to the Illinois Gaming Board for and, if approved, will receive all licenses necessary for the operation of a riverboat. These licenses include a liquor license, a license to prepare and serve food and all other necessary licenses.

         Each license granted entitles a licensee to own and operate up to two riverboats (with a combined maximum of 1,200 gaming participants) as part of the riverboat gaming operation. No person or entity may be licensed as the owner of more than one riverboat gaming operation in Illinois, although a licensed owner of greater than 10% may hold up to a 10% ownership interest in a second riverboat gaming operation in Illinois.

         The Illinois Act does not limit the maximum bet or per patron loss. Minimum and maximum wagers on games are set by the licensee and wagering may not be conducted with money or other negotiable currency. No person under the age of 21 is permitted to wager and wagers may only be received from a person present on the riverboat. With respect to electronic gaming devices, the payout percentage may not be less than 80% nor more than 100%. The Illinois Act imposes a 20% wagering tax on adjusted gross receipts (which is gross gaming revenues minus winnings paid to patrons). The tax imposed is to be paid by the licensed owner to the Illinois Gaming Board on the day after the day when the liability was established. The Illinois Act also requires that licensees pay a $2.00 admission tax for each person admitted to a gaming cruise. All state use, occupation and excise taxes which apply to the sale of food and beverages and taxes imposed on the sale or use of tangible property apply to such sales aboard riverboats.

         From time to time, various proposals have been introduced in the Illinois legislature regarding riverboat gaming. Such bills include, among other things, taxes, licensing and conduct of gaming. The Company cannot offer any opinion of the outcome or effect of any pending or proposed legislation.

         Under the Illinois Act, there is a four-hour maximum period during which gaming may be conducted during a gaming excursion. Gaming is deemed to commence when the first passenger boards a riverboat for an excursion and may continue while other passengers are boarding for a period of not to exceed 30 minutes. A gaming excursion is deemed to have started upon the commencement of gaming. Gaming may continue for a period not to exceed 30 minutes after the gangplank or its equivalent is lowered. During this 30 minute period of egress, new passengers may not board a riverboat.

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         If a riverboat captain reasonably determines that either it is unsafe to transport passengers on the waterway due to inclement weather or the riverboat has been rendered temporarily inoperable by river icing or unforeseeable mechanical or structural difficulties, the riverboat shall either not leave the dock or immediately return to it. In the case of unforeseeable mechanical or structural difficulties, the owner licensee shall make all reasonable effort to promptly remedy the problem. If a riverboat captain reasonably determines for reasons of safety that although seaworthy, the riverboat should not leave the dock or should return immediately thereto, due to the above conditions, a gaming excursion may commence or continue while the gangplank or its equivalent is raised and remains raised, in which event the riverboat is not considered docked. If, due to the above conditions, a gaming excursion must commence or continue with the gangplank or its equivalent raised and the riverboat does not leave the dock, ingress is prohibited until the completion of the excursion.

         The Illinois Gaming Board is authorized to conduct investigations into the conduct of gaming as it may deem necessary and proper and into alleged violations of the Illinois Act and Illinois Gaming Board Rules. Employees and agents of the Illinois Gaming Board have access to and may inspect any facilities relating to the riverboat gaming operations at all times.

         A holder of a riverboat gaming license will be subject to the imposition of fines and suspension or revocation of its license for any act by such holder, its agents or employees that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Illinois, or that would discredit or tend to discredit the Illinois gaming industry or the State of Illinois. The following may be grounds for such discipline: (i) failing to comply with or make provision for compliance with the Illinois Act, the rules promulgated thereunder, any federal, state or local law or regulation, or the license holder's internal procedures and administration and accounting controls; (ii) failing to comply with any rule, order or filing of the Illinois Gaming Board or its agents pertaining to gaming; (iii) receiving goods or services from a person or business entity who does not hold a supplier's license but who is required to hold such license by the rules; (iv) being suspended or ruled ineligible or having a license revoked or suspended in any other state or gaming jurisdiction; (v) associating with, either socially or in business affairs, or employing persons of notorious or unsavory reputation or who have extensive police records, or who have failed to cooperate with any officially constituted investigatory or administrative body and would adversely affect public confidence and trust in gaming; and (vi) employing in any Illinois riverboat's gaming operation any person known to have been found guilty of cheating or using any improper device in connection with any game.

         Licensees are required to obtain formal approval from the Illinois Gaming Board whenever a change is proposed in the following areas: (i) Key Persons; (ii) type of entity; (iii) the equity and debt capitalization of the entity; (iv) investors and/or debt holders; (v) sources of funds; (vi) the applicant's economic development plan; (vii) riverboat capacity or significant design change; (viii) the number of gaming positions; (ix) anticipated economic impact; or (x) pro forma budgets and financial statements. In addition, distributions to shareholders, partners and others are limited to those which cannot impair the financial viability of the gaming operation.

         The Illinois Gaming Board requires that a Key Person of an owner licensee must submit a Personal Disclosure Form and be investigated and approved by the Illinois Gaming Board. Any

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person directly or indirectly holding a legal or beneficial interest of 5% or more of an applicant or owner licensee is deemed to be a Key Person, as are officers, directors, trustees, partners, proprietors and managing agents of a gaming enterprise. Furthermore, each applicant or owner licensee must disclose the identify of every person, association, trust or corporation having a greater than 1% direct or indirect pecuniary interest in an owner licensee or in the riverboat gaming operation with respect to which the license is sought. The Illinois Gaming Board may also require an applicant or owner licensee to disclose any other principal or investor and require the investigation and approval of such individuals.

         The Illinois Gaming Board (unless the investor qualifies as an institutional investor) requires a Personal Disclosure Form from any person or entity who or which, individually or in association with others, acquires directly or indirectly, beneficial ownership of more than 5% of any class of voting securities or non-voting securities convertible into voting securities of a publicly traded corporation which holds an ownership interest in the holder of an owner's license. If the Illinois Gaming Board denies an application for such a transfer and if no hearing is requested, the applicant for the transfer of ownership interest must promptly divest those shares in the publicly traded parent corporation. The holder of an owner's license would not be able to distribute profits to a publicly traded parent corporation until such shares have been divested. If a hearing is requested, the shares need not be divested and profits may be distributed to a publicly held parent corporation pending the issuance of a final order from the Illinois Gaming Board.

         A person employed at a riverboat gaming operation must hold an occupational license from the Illinois Gaming Board. The occupational license permits the holder to perform only activities included within such holder's level of occupational license or any lower level of occupational license. A holder of a riverboat gaming license is required to investigate the background and qualifications of all persons who apply for employment at its gaming operation. Suppliers of gaming equipment and supplies and certain other vendors must obtain a supplier's license from the Illinois Gaming Board prior to selling or leasing any equipment and supplies as defined in Illinois Gaming Board Rules.

         The Illinois Gaming Board may waive any licensing requirement or procedure provided by rule if it determines that such waiver is in the best interests of the public and the gaming industry.

         New Jersey

         The ownership and operation of casino gaming facilities in New Jersey are subject to the New Jersey Casino Control Act (the "Casino Control Act"). In general, the Casino Control Act and the regulations promulgated thereunder contains detailed provisions concerning, among other things: the granting of casino licenses; the suitability of the approved hotel facility and the amount of authorized casino space and gaming units permitted therein; the qualification of natural persons and entities related to the casino licensee; the licensing and registration of employees and vendors of casino licensees; rules of the games; the selling and redeeming of gaming chips; the granting and duration of credit and the enforceability of gaming debts; management control procedures, accountability, and cash control methods and reports to gaming agencies; security standards; the manufacture and distribution of gaming equipment; equal opportunity for employees and casino operators, contractors of casino facilities, and others; and advertising, entertainment, and alcoholic beverages. The New Jersey Casino Control Commission (the "CCC") is empowered

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under the Casino Control Act to regulate a wide spectrum of gaming and nongaming related activities and to approve the form of ownership and financial structure of not only a casino licensee, but also its entity qualifiers and intermediary and holding companies.

         No casino hotel facility may operate unless the appropriate license and approvals are obtained from the CCC, which has broad discretion with regard to the issuance, renewal, revocation, and suspension of such licenses and approvals, which are nontransferable. The qualification criteria with respect to the holder of a casino license include its financial stability, integrity and responsibility; the integrity and adequacy of its financial resources which bear any relation to the casino project; its good character, honesty, and integrity; and the sufficiency of its business ability and casino experience to establish the likelihood of creation and maintenance of a successful, efficient casino operation. The CCC may reopen licensing hearings at any time and must reopen a licensing hearing at the request of the Division of Gaming Enforcement (the "Division").

         To be considered financially stable, a licensee must demonstrate the following ability: to pay winning wagers when due; to achieve a gross operating profit; to pay all local, state, and federal taxes when due; to make necessary capital and maintenance expenditures to insure that it has a superior first-class facility; and to pay, exchange, refinance or extend debts which will mature and become due and payable during the license term.

         In the event a licensee fails to demonstrate financial stability, the CCC may take such action as it deems necessary to fulfill the purposes of the Casino Control Act and protect the public interest, including: issuing conditional licenses approvals or determinations; establishing an appropriate cure period; imposing reporting requirements; placing restrictions on the transfer of cash or the assumption of liability; requiring reasonable reserves or trust accounts; denying licensure; or appointing a conservator.

         Pursuant to the Casino Control Act, CCC regulations and precedent, no entity may hold a casino license unless each officer, director, principal employee, person who directly or indirectly holds any beneficial interest or ownership in the licensee, each person who in the opinion of the CCC has the ability to control or elect a majority of the board of directors of the licensee (other than a banking or other licensed lending institution which makes a loan or holds a mortgage or other loan acquired in the ordinary course of business), and any lender, whom the CCC may consider appropriate, obtains and maintains qualification approval from the CCC. Qualification approval means qualification requirements as a casino key employee, as described below.

         An entity qualifier or intermediary or holding company is required to register with the CCC and meet the same basic standards for approval as a casino licensee; provided, however, that the CCC, with the concurrence of the Director of the Division, may waive compliance by a publicly-traded corporate holding company as to any officer, director, lender, underwriter, agent or employee thereof, or person directly or indirectly holding a beneficial interest or ownership of the securities of such company, where the CCC and the Director of the Division are satisfied that such persons are not significantly involved in the activities of the corporate licensee, and in the case of security holders, do not have the ability to control the publicly-trade corporation or elect one or more of its directors.

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         The CCC may require all financial backers, investors, mortgagees, bond holders and holders of notes or other evidence of indebtedness, either in effect or proposed, which bears any relation to the casino project, publicly-traded securities of an entity which holds a casino license or is an entity qualifier, subsidiary, or holding company of a casino licensee (a "Regulated Company"), to qualify as financial sources.

         An institutional investor ("Institutional Investor") is defined by the Casino Control Act as any retirement fund administered by a public agency for the exclusive benefit of federal, state, or local public employees; investment company registered under the Investment Company Act of 1940; collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency; closed end investment trust; chartered or licensed life insurance company or property and casualty insurance company; banking and other chartered or licensed lending institution; investment advisor registered under the Investment Advisers Act of 1940; and such other persons as the CCC may determine for reasons consistent with the policies of the Casino Control Act.

         An Institutional Investor shall be granted a waiver by the CCC from financial source or other qualification requirements applicable to a holder of publicly-traded securities, in the absence of a prima facie showing by the Division that there is any cause to believe that the Institutional Investor may be found unqualified, on the basis of CCC findings that: (a) its holdings were purchased for investment purposes only and, upon request by the CCC, it files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its holding or intermediary companies; provided, however, that the Institutional Investor will be permitted to vote on matters put to the vote of the outstanding security holders; and (b) if (i) the securities are debt securities of a casino licensee's holding or intermediary companies or another subsidiary company of the casino licensee's holding or intermediary companies which is related in any way to the financing of the casino licensee and represent either (x) 20% or less of the total outstanding debt of the company, or (y) 50% or less of any issue of outstanding debt of the company, (ii) the securities are under 10% of the equity securities of a casino licensee's holding or intermediary companies, or (iii) if the securities so held exceed such percentages, upon a showing of good cause. The CCC may grant a waiver of qualification to an Institutional Investor holding a higher percentage of such securities upon a showing of good cause and if the conditions specified above are met.

         Generally, the CCC requires each institutional holder seeking waiver of qualification to execute a certification to the effect that (i) the holder has reviewed the definition of Institutional Investor under the Casino Control Act and believes that it meets the definition of Institutional Investor; (ii) the securities are those of a publicly-traded corporation; (iii) the holder purchased the securities for investment purposes only and holds them in the ordinary course of business; (iv) the holder has no involvement in the business activities of, and no intention of influencing or affecting the affairs of the issuer, the casino licensee, or any affiliate; and (v) if the holder subsequently determines to influence or affect the affairs of the issuer, the casino licensee or any affiliate, it shall provide not less than 30 days' prior notice of such intent and shall file with the CCC an application for qualification before taking any such action. If an Institutional Investor changes its investment intent, or if the CCC finds reasonable cause to believe that it may be found unqualified, the Institutional Investor may take no action with respect to the security holdings,

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other than to divest itself of such holdings, until it has applied for interim casino authorization and has executed a trust agreement pursuant to such an application.

         The Casino Control Act imposes certain restrictions upon the issuance, ownership, and transfer of securities of a Regulated Company, and defines the term "security" to include instruments which evidence a direct or indirect beneficial ownership or creditor interest in a Regulated Company including, but not limited to, mortgages, debentures, security agreements, notes, and warrants.

         If the CCC finds that a holder of such securities is not qualified under the Casino Control Act, it has the right to take any remedial action it may deem appropriate, including the right to force divestiture by such disqualified holder of such securities. In the event that certain disqualified holders fail to divest themselves of such securities, the CCC has the power to revoke or suspend the casino license affiliated with the Regulated Company which issued the securities. If a holder is found unqualified, it is unlawful for the holder (i) to exercise, directly or through any trustee or nominee, any right conferred by such securities, or (ii) to receive any dividends or interest upon any such securities or any remuneration, in any form, from its affiliated casino licensee for services rendered or otherwise.

         With respect to non-publicly-traded securities, the Casino Control Act and CCC Regulations require that the corporate charter or partnership agreement of a Regulated Company establish a right in the CCC of prior approval with regard to transfers of securities, shares and other interests and an absolute right in the Regulated Company to repurchase at the market price or the purchase price, whichever is the lesser, any such security, share, or other interest in the event that the CCC disapproves a transfer. With respect to publicly-traded securities, such corporate charter or partnership agreement is required to establish that any such securities of the entity are held subject to the conditions that, if a holder thereof is found to be disqualified by the CCC, such holder shall dispose of such securities.

         Whenever any person enters into a contract to transfer any property which relates to an ongoing casino operation, including a security of the casino licensee or a holding or intermediary company or entity qualifier, under circumstances which would require that the transferee obtain licensure or be qualified under the Casino Control Act, and that person is not already licensed or qualified, the transferee is required to apply for interim authorization. Furthermore, the closing or settlement date in the contract may not be earlier than the 121st day after the submission of a complete application for licensure or qualification together with a fully executed trust agreement in a form approved by the CCC. If, after the report of the Division and a hearing by the CCC, the CCC grants interim authorization, the property will be subject to a trust. If the CCC denies interim authorization, the contract may not close or settle until the CCC makes a determination on the qualifications of the applicant. If the CCC denies qualification, the contract will be terminated for all purposes, and there will be no liability on the part of the transferor.

         If, as the result of a transfer of publicly-traded securities of a Regulated Company or a financing entity of a Regulated Company, any person is required to qualify under the Casino Control Act, that person is required to file an application for licensure or qualification within 30 days after the CCC determines that qualification is required or declines to waive qualification.

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The application must include a fully executed trust agreement in a form approved by the CCC, or in the alternative, within 120 days after the CCC determines that qualification is required, the person whose qualification is required must divest such securities as the CCC may require in order to remove the need to qualify.

         The CCC may grant interim casino authorization where it finds by clear and convincing evidence that: (i) statements of compliance have been issued pursuant to the Casino Control Act; (ii) the casino hotel is an approved hotel in accordance with the Casino Control Act; (iii) the trustee satisfies qualification criteria applicable to casino key employees, except for residency; and (iv) interim operation will best serve the interests of the public.

         When the CCC finds the applicant qualified, the trust will terminate. If the CCC denies qualification to a person who has received interim casino authorization, the trustee is required to endeavor, and is authorized, to sell, assign, convey, or otherwise dispose of the property subject to the trust to such persons who are licensed or qualified or shall themselves obtain interim casino authorization.

         Where a holder of publicly-traded securities is required, in applying for qualification as a financial source or qualifier, to transfer such securities to a trust in application for interim casino authorization and the CCC thereafter orders that the trust become operative: (i) during the time the trust is operative, the holder may not participate in the earnings of the casino hotel or receive any return on its investment or debt security holdings; and
(ii) after disposition, if any, of the securities by the trustee, proceeds distributed to the unqualified holder may not exceed the lower of their actual cost to the unqualified holder or their value calculated as if the investment had been made on the date the trust became operative.

         The CCC may permit a licensee to increase its casino space if the licensee agrees to add a prescribed number of qualifying sleeping units within two years after the commencement of gaming operations in the additional casino space. However, if the casino licensee does not fulfill such agreement due to conditions within its control, the licensee will be required to close the additional casino space, or any portion thereof that the CCC determines should be closed.

         The CCC is authorized to establish annual fees for the renewal of casino licenses. The renewal fee is based upon the cost of maintaining control and regulatory activities prescribed by the Casino Control Act, and may not be less than $200,000 for a four-year casino license. Additionally, casino licenses are subject to potential assessments to fund any annual operating deficits incurred by the CCC or the Division. There is also an annual license fee of $500 for each slot machine maintained for use or in use in any casino. Additionally, each casino licensee is also required to pay an annual tax of 8% on its gross casino revenues.

         Each party to an agreement for the management of a casino in required to hold a casino license, and the party who is to manage the casino must own at least 10% of all the outstanding equity securities of the casino licensee. Such an agreement shall: (i) provide for the complete management of the casino; (ii) provide for the sole and unrestricted power to direct the casino operations; and
(iii) provide for a term long enough to ensure the reasonable continuity, stability and independence and management of the casino.

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         An investment alternative tax imposed on the gross casino revenues of each licensee in the amount of 2.5% is due and payable on the last day of April next following the end of the calendar year. A licensee is obligated to pay the investment alternative tax for a period of 30 years. Estimated payments of the investment alternative tax obligation must be made quarterly in an amount equal to 1.25% of estimated gross revenues for the preceding three-month period. Investment tax credits may be obtained by the Casino Reinvestment Development Authority ("CRDA"). CRDA bonds have terms as long as 50 years and bear interest at below market rates, resulting in a value lower than the face value of such CRDA bonds.

         For the first 10 years of its obligation, the licensee is entitled to an investment tax credit against the investment alternative tax in an amount equal to twice the purchase price of the bonds issued to the licensee by the CRDA. Thereafter, the licensee is (i) entitled to an investment tax credit in an amount equal to twice the purchase price of such bonds or twice the amount of its investments authorized in lieu of such bond investments made in projects designated as eligible by the CRDA, and (ii) has the option of entering into a contract with the CRDA to have its tax credit comprised of direct investments in approved eligible projects which may not comprise more than 50% of its eligible tax credit in any one year.

         From the monies made available to the CRDA, the CRDA is required to set aside $100 million for investment in hotel development projects in Atlantic City undertaken by a licensee which result in the construction or rehabilitation of at least 200 hotel rooms by December 31, 1996. These monies will be held to fund up to 35% of the cost to casino licensees of expanding their hotel facilities to provide additional hotel rooms, a portion of which will be required to be available upon the opening of the new Atlantic City convention center and dedicated to convention events. The CRDA has determined at this time that eligible casino licensees will receive up to 27% of the cost of additional hotel rooms out of these monies set aside and may, in the future, increase the percentage to no greater than 35%.

         On each October 31 during the years 1996 through 2003, each casino licensee must pay into an account established in the CRDA and known as the Atlantic City Fund, its proportional share of an amount related to the amount by which annual operating expenses of the CCC and the Division are less than a certain fixed sum. Additionally, a portion of the investment alternative tax obligation of each casino license for the years 1994 through 1998 allocated for projects in Northern New Jersey is required to be paid into and credited to the Atlantic City Fund. Amounts in the Atlantic City Fund will be expended by the CRDA for economic development projects of a revenue producing nature that foster the redevelopment of Atlantic City other than the construction and renovation of casino hotels.

         As of July 1, 1993, each casino licensee was required to impose on and collect from patrons a standard minimum parking charge of at least $2.00 for the use of a parking space for the purpose of parking, garaging or storing motor vehicles in a parking facility owned or leased by a casino licensee or by any person on behalf of a casino licensee. Of the amount collected by the casino licensed, $1.50 is required to be paid to the New Jersey State Treasurer and paid by the New Jersey State Treasurer into a special fund established and held by the New Jersey State Treasurer for the exclusive use of the CRDA.

         Amounts in the special fund will be expended by the CRDA for (i) eligible projects in the corridor region of Atlantic City, which projects are related to the improvement of roads, infrastructure, traffic regulation, and public safety, and (ii) funding up to 35% of the cost to casino licensees of expanding their hotel facilities to provide additional hotel rooms, which hotel rooms are required to be available upon the opening of the Atlantic City Convention Center and dedicated to convention events.

         If, at any time, it is determined that a Regulated Company has violated the Casino Control Act, or that any such entity cannot meet the qualification requirements of the Casino Control Act, such entity could be subject to fines or the suspension or revocation of its license or qualification. If a Regulated Company's license is suspended for a period in excess of 120 days or revoked, or if the CCC fails or refuses to renew such casino license, the CCC could appoint a conservator to operate or dispose of such entity's casino hotel facilities. The conservator would be required to act under the direct supervision of the CCC and would be charged with the duty of conserving, preserving, and if permitted, continuing the operation of such casino hotel. During the period of true conservatorship, a former or suspended casino licensee is entitled to a fair rate of return out of net earnings, if any, on the property retained by the conservator. The CCC may also discontinue any conservatorship action and direct the conservator to take such steps as are necessary to effect an orderly transfer of the property of a former or suspended casino licensee.

         Casino employees are subject to more stringent requirements than non-casino employees and must meet applicable standards pertaining to financial stability, integrity and responsibility, good character, honesty and integrity, and New Jersey residency. These requirements have resulted in significant competition among Atlantic City casino operators for the services of qualified employees.

         Casinos must follow certain procedures which are outlined in the Casino Control Act when granting gaming credit and recording counter checks which have been exchanged, redeemed, or consolidated. Gaming debts arising in Atlantic City in accordance with applicable regulations are enforceable in the courts of the State of New Jersey.

         Louisiana

         The operation and management of riverboat casino facilities in Louisiana are subject to extensive state regulation. The Louisiana Riverboat Economic Development and Gaming Control Act (the "Riverboat Act") became effective on July 19, 1991 and authorized the formation of the Louisiana Riverboat Gaming Commission (the "Commission") and the Riverboat Gaming Enforcement Division of the Louisiana State Police (the "Division"). Both the Commission and the Division promulgated extensive regulations which controlled riverboat gaming in Louisiana. The Act states, among other things, that certain of the policies of the State of Louisiana are to develop a historic riverboat industry that will assist in the growth of the tourism market, to license and supervise the riverboat industry from the period of construction through the actual operation, to regulate the operators, manufacturers, suppliers, and distributors of gaming devices and to license all entities involved in the riverboat gaming industry. The Act makes it clear, however, that no holder of a license or permit possesses any vested interest in such license or permit and that the license or permit may be revoked at any time. In a special session held in April 1996, the

Louisiana legislature passed the Louisiana Gaming Control Act which dissolved both the Commission and the Division and replaced them with the Louisiana Gaming Control Board. The Board came into existence on May 1, 1996, but presently there have been no appointees confirmed, the Board has not met and no regulations have been promulgated. The Gaming Control Board will be made up of 9 members and 2 ex-officio, members (including the superintendent of Louisiana State Police). It will be domiciled in Baton Rouge and will regulate riverboat gaming, the landbased casino in New Orleans and video poker. The Attorney General will act as legal counsel to the Gaming Control Board as he did for the Commission. Pursuant to the Gaming Control Act, all of the regulatory authority, control and jurisdiction of licensing has now been transferred to the Gaming Control Board. The Gaming Control Board has not yet promulgated regulations. Any material alteration in the method whereby riverboat gaming is regulated in the State of Louisiana could have an adverse effect on the operations of the Treasure Chest. Presently, in the absence of regulations from the Gaming Control Board, licensees are continuing to conduct their affairs pursuant to the regulations promulgated under the Riverboat Act.

         The Louisiana legislature also passed legislation requiring each parish (county) where riverboat gaming is currently authorized to hold an election in order for the voters to decide whether riverboat gaming will remain legal in that parish. The vote is scheduled for November 6, 1996. The Treasure Chest is located in Jefferson Parish, Louisiana. If Jefferson Parish votes riverboat gaming out of the parish, the Treasure Chest's operations will terminate on or before the termination date of its license (May 18, 1999). There is no assurance that the measure allowing riverboat gaming to remain in Jefferson Parish will pass. The failure of the measure to be approved would have adverse consequences on the operations of the Treasure Chest.

         The Riverboat Act approved the conducting of gaming activities on a riverboat, in accordance with the Act, on twelve separate waterways in Louisiana. The Act allowed the Division to issue up to 15 licenses to operate riverboat gaming projects within the state with no more than 6 in any one parish. There are presently 14 licenses issued and 13 riverboats operating. No gaming is allowed while a riverboat is docked unless the vessel is docked for less than 45 minutes between excursions. All cruises are required to be at least three 3 hours in duration. Pursuant to the Riverboat Act and the regulations promulgated thereunder, each applicant which desired to operate a riverboat casino in Louisiana was required to file a number of separate applications for a Certificate of Preliminary Approval, all necessary gaming licenses and a Certificate of Final Approval. No final Certificate was issued without all necessary and proper certificates from all regulatory agencies including the U.S. Coast Guard, the U.S. Army Corps of Engineers, local port authorities and local levee authorities.

         The Treasure Chest project application for Certificate of Preliminary Approval was filed by Treasure Chest Casino, L.L.C., the owner of the Treasure Chest. The Treasure Chest received its Preliminary Certificate in August of 1993 and received its license on May 18, 1994. The license is subject to certain general operational conditions and is subject to revocation pursuant to applicable laws and regulations.

         The Company and certain of its directors and officers and certain key personnel were found suitable by the Division. New directors, officers and certain key employees associated with gaming must also be found suitable by the Gaming Control Board prior to working in gaming related areas. These approvals may be immediately revoked for a number of causes as determined by the Gaming Control Board. The Gaming Control Board may deny any application for a certificate, permit or license for any cause found to be reasonable by the Gaming Control Board. The Gaming Control Board has the authority to require the Company to sever its relationships with any persons for any cause deemed reasonable by the Division or for the failure of that person to file necessary applications with the Gaming Control Board.

         At any time, the Gaming Control Board may investigate and require the finding of suitability of any beneficial shareholder of the Company. The Gaming Control Board requires all holders of more than 5% of the license holder to submit to suitability requirements. Additionally, if a shareholder who must be found suitable is a corporate or partnership entity, then the shareholders or partners of that entity must also submit to investigation. The sale or transfer of more than a 5% interest in any riverboat project is subject to Gaming Control Board approval.

         Annual fees are currently charged to each riverboat project as follows:
(i) $50,000 per year for the first year and $100,000 for each year thereafter; and (ii) 18.5 % of the net gaming proceeds. Additionally, each riverboat must pay to the local government a boarding fee of $2.50 per passenger boarding the vessel. These fees could be increased by the Gaming Control Board.

         Pursuant to the regulations promulgated by the Division and the Commission (prior to the formation of the Gaming Control Board), all licensees are required to inform the Commission and the Division of all debt, credit, financing and loan transactions including the identity of debt holders. This practice will be followed with the Gaming Control Board pending the issuance of conflicting regulations. Although the Company is not presently a license holder, its subsidiary, Boyd Kenner is a licensee and is subject to these regulations. In addition, the Gaming Control Board, in its sole discretion, may require the holders of such debt securities to file applications and obtain suitability certificates from the Gaming Control Board. Although the Act does not specifically require debt holders to be licensed or to be found suitable, the Gaming Control Board will retain the discretion to investigate and require that any holders of debt securities be found suitable under the Act. Additionally, if the Gaming Control Board finds that any holder exercises a material influence over the gaming operations, a suitability certificate will be required. If the Gaming Control Board determines that a person is unsuitable to own such a security or to hold such an indebtedness, the Gaming Control Board may propose any such action which it determines proper and necessary to protect the public interest, including the suspension or revocation of the license. The Gaming Control Board may also, under the penalty of revocation of license, issue a condition of disqualification naming the person(s) and declaring that such person(s) may not (i) receive dividends or interest in debt or securities; (ii) exercise directly or through a nominee a right conferred by the securities or indebtedness; (iii) receive any remuneration from the licensee; (iv) receive any economic benefit form the licensee or (v) continue in an ownership or economic interest in a licensee or remain as a manager, director or partner of a licensee.

         Any violation of the Riverboat Act or the rules promulgated by the Commission, the Division or the Gaming Control Board could result in substantial fines, penalties (including a revocation of the license) and criminal actions. Additionally, all licenses and permits issued by the Commission or the Division are revocable privileges and may be revoked at any time by the Gaming Control Board.

         Mississippi

         The ownership and operation of casino facilities in Mississippi are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission and the regulatory control of the Mississippi State Tax Commission (the "Mississippi Gaming Authorities").

         The Mississippi Gaming Control Act (the "Mississippi Act"), which legalized dockside casino gaming in Mississippi, was enacted on June 29, 1990. Although not identical, the Mississippi Act is similar to the Nevada Gaming Control Act. The Mississippi Gaming Commission has adopted regulations which are also similar in many respects to the Nevada gaming regulations.

         The laws, regulations and supervisory procedures of Mississippi and the Mississippi Gaming Commission seek to: (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Gaming Commission; (iv) prevent cheating and fraudulent practices; (v) provide a source of state and local revenues through taxation and licensing fees; and (vi) ensure that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and interpretation by the Mississippi Gaming Commission. Changes in Mississippi law or regulations or their interpretation may limit or otherwise materially affect the types of gaming that may be conducted and could have an adverse effect on the Company and the Company's Mississippi gaming operations.

         The Mississippi Act provides for legalized dockside gaming at the discretion of the 14 counties that either border the Mississippi Gulf Coast or the Mississippi River provided that voters in such counties have not voted to prohibit gaming in that county. As of June 1, 1996, dockside gaming was permissible in 9 of the 14 eligible counties in the State and gaming operations had commenced in Adams, Coahoma, Hancock, Harrison, Tunica, Warren and Washington counties. The law permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. There are no limitations on the number of gaming licenses which may be issued in Mississippi.

         Under Mississippi law, gaming vessels must be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River, or in the waters of the State of Mississippi lying south of the State in eligible counties along the Mississippi Gulf Coast. The Sam's Town Tunica casino is located on barges situated in a specially constructed basin several hundred feet inland from the Mississippi River. In the recent past, whether basins such as the one in which the Company's barges are located constituted "navigable waters" suitable for gaming under Mississippi law was a controversial issue. The Mississippi Attorney General issued an opinion in July 1993 addressing legal locations for gaming vessels under the Mississippi Gaming Control Act, and the Mississippi Gaming Commission later approved the location of the barges on the Sam's Town Tunica site as legal under the opinion of the Mississippi Attorney General. A competitor subsequently filed a letter with the Mississippi Gaming Commission requesting a reconsideration with respect to the Mississippi Gaming Commission's approval of the placement of the barges on the Sam's Town Tunica site and other prospective gaming operators' sites adjacent thereto. No official action was ever taken regarding this request. In December 1993, the Mississippi Gaming Commission voted to issue a license to Boyd Tunica, the entity through which the Company operates Sam's Town Tunica. The license requires demonstration of compliance with the Mississippi Attorney General's "navigable waters" opinion, a requirement which has been imposed on many licenses for Tunica County gaming projects. The Company believes that the barges at the Sam's Town Tunica site, as well as similarly situated barges belonging to operators whose facilities have opened and other prospective gaming operators, are located on navigable waters within the meaning of Mississippi law. However, no assurance can be given that a court would ultimately conclude that such sites constitute navigable waters within the meaning of Mississippi law. If the basin in which the Company's barges are presently located were not deemed navigable waters within the meaning of Mississippi law, there would be a material adverse effect on Sam's Town Tunica.

         The Company has been registered with the Mississippi Gaming Commission as a publicly traded holding company for Boyd Tunica. The Company is required periodically to submit detailed financial and operating reports to the Mississippi Gaming Commission and furnish any other information which the Gaming Commission may require. The Company, Boyd Tunica and any other subsidiary of the Company that operates a casino (other than Silver Star) in Mississippi (such a subsidiary, including Boyd Tunica, a "Mississippi Gaming Subsidiary"), are subject to the licensing and regulatory control of the Mississippi Gaming Authorities. If the Company is unable to continue to satisfy the registration requirements of the Mississippi Act, the Company and its Mississippi Gaming Subsidiaries cannot own or operate gaming facilities in Mississippi. Each Mississippi Gaming Subsidiary must obtain gaming licenses from the Mississippi Gaming Commission to operate casinos in Mississippi. A gaming license is issued by the Mississippi Gaming Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations and physical inspection of the casinos prior to opening. The Mississippi Gaming Commission granted a gaming license to Boyd Tunica in December 1993 which was renewed in November of 1995.

         Gaming licenses are non-transferable, are initially issued for a two-year period and must be renewed periodically thereafter. No person may become a stockholder of or receive any percentage of profits from a gaming licensee subsidiary of a holding company without first obtaining approvals from the Mississippi Gaming Commission. The Company obtained such approvals in connection with the licensing of Boyd Tunica.

         Certain employees of the Company and the officers, directors and certain key employees of the Company's Gaming Subsidiaries must be found suitable by the Mississippi Gaming Commission. The Mississippi Gaming

Commission made findings of suitability with respect to such persons in connection with the licensing of Boyd Tunica. Employees associated with gaming must also obtain work permits that are subject to immediate suspension under certain circumstances. In addition, any person having a material relationship or involvement with the Company may be required to be found suitable or licensed, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Gaming Commission may deny an application for a license or finding of suitability for any cause that it deems reasonable. Changes in licensed positions must be reported to the Mississippi Gaming Commission. Besides its authority to deny an application for a license or finding of suitability, the Mississippi Gaming Commission has jurisdiction to disapprove a change in corporate position. The Mississippi Gaming Commission has the power to require any Mississippi Gaming Subsidiary and the Company to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities.

         Substantially all loans, leases, sales of securities and similar financing transactions by a Mississippi Gaming Subsidiary must be reported to or approved by the Mississippi Gaming Commission. A Mississippi Gaming Subsidiary may not make a public offering of its securities, but may pledge or mortgage casino facilities, if it obtains the prior approval of the Mississippi Gaming Commission. The Company may not issue securities without the prior approval of the Mississippi Gaming Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for one or more such purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering.

         If the Mississippi Gaming Commission decides that a Mississippi Gaming Subsidiary violated a gaming law or regulation, the Mississippi Gaming Commission could limit, condition, suspend or revoke the license of the Mississippi Gaming Subsidiary. In addition, a Mississippi Gaming Subsidiary, the Company and the persons involved could be subject to substantial fines for each separate violation. Because of such a violation, the Mississippi Gaming Commission could seek to appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's and the Gaming Subsidiary's gaming operations.

         At any time, the Mississippi Gaming Commission has the power to investigate and require the finding of suitability of any record or beneficial owner of the Company's shares. Mississippi law requires any person who acquires more than 5% of the Company's common stock to report the acquisition to the Mississippi Gaming Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than 10% of the Company's common stock, as reported to the Securities and Exchange Commission, must apply for a finding of suitability by the Mississippi Gaming Commission and must pay the costs and fees that the Mississippi Gaming Commission incurs in conducting the investigation. The Mississippi Gaming Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of the Company's common stock. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The Mississippi Gaming Commission has adopted a policy with respect to certain institutional investors which may permit such investors to purchase and hold up to 10% of the Company's common stock without a suitability finding. Such institutional investors may be required to file certain information with the Mississippi Gaming Commission under the policy and the Mississippi Gaming Commission retains discretion to require a finding of suitability at any time. To date, all stockholders of the Company required to be found suitable by the Mississippi Gaming Commission have been found suitable.

         Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Gaming Commission may be found unsuitable. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of the securities of the Company beyond such time as the Mississippi Gaming Commission prescribes, may be guilty of a misdemeanor. The Company is subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company or its Mississippi Gaming Subsidiaries, the
Company: (i) pays the unsuitable person any dividend or other distribution upon the voting securities of the Company; (ii) recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person; (iii) pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or (iv) fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

         The Company may be required to disclose to the Mississippi Gaming Commission, upon request, the identities of the security holders including holders of debt securities of the Company. In addition, the Mississippi Gaming Commission under the Mississippi Act may, in its discretion, require holders of debt securities of registered corporations to file applications, investigate such holders, and require such holders to be found suitable to own such debt securities. Although the Mississippi Gaming Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Gaming Commission retains the discretion to do so for any reason, including but not limited to a default or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Gaming Commission in connection with such an investigation. If the Mississippi Gaming Commission determines that a person is unsuitable to own such security, then it is unlawful for the unsuitable person: (i) to receive any dividend or interest whatsoever from the company; (ii) to exercise any voting right conferred by such securities or interest; or (iii) to receive any remuneration in any form from the Company.

         The Gaming Subsidiary must maintain a current stock ledger in its principal office in Mississippi and the Company must maintain a current list of stockholders in the principal offices of the Gaming Subsidiary which must reflect the record ownership of each outstanding share of any class of equity security issued by the Company. The stockholder list may thereafter be maintained by adding reports regarding the ownership of such securities that it receives from the Company's transfer agent. The ledger and stockholder lists must be available for inspection by the Mississippi Gaming Commission at any time. If any securities of the Company are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company must also render maximum assistance in determining the identity of the beneficial owner.

         The Mississippi Gaming Commission has the power to require that the Company's securities bear a legend to the general effect that such securities are subject to the Mississippi Act and the regulations of the Mississippi Gaming Commission. The Mississippi Gaming Commission has the power, through the power to regulate licensees, to impose additional restrictions on the holders of the Company's securities at any time. The Company received a waiver from the legend requirement in connection with the licensing of Boyd Tunica.

         The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate gaming licensees in Mississippi and corporations whose stock is publicly traded that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Mississippi Gaming Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi's gaming industry and to further Mississippi's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Mississippi Gaming Commission before the Company may make exceptional repurchases of voting securities above the current market price of its common stock or before a corporate acquisition opposed by management may be consummated. Mississippi's gaming regulations will also require prior approval by the Mississippi Gaming Commission if the Company adopts a plan of recapitalization proposed by its Board of Directors opposing a tender offer made directly to the shareholders for the purpose of acquiring control of the Company.

         Neither the Company nor any subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Gaming Commission. The Mississippi Gaming Authorities may require determinations that, among other things, there are means for the Mississippi Gaming Authorities to have access to information concerning the out-of-state gaming operations of the Company and its affiliates. In connection with the licensing of Boyd Tunica, the Company and its affiliates obtained the approval of the Mississippi Gaming Commission to engage in gaming operations in Nevada, Louisiana and Missouri.

         License fees and taxes, computed in various ways depending on the type of gaming involved, are payable to the State of Mississippi and to the counties and cities in which a Mississippi Gaming Subsidiary's respective operations will be conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon (i) a percentage of the gross gaming revenues received by the casino operation, (ii) the number of slot machines operated by the casino, (iii) the number of table games operated by the casino or (iv) numbers of patrons entering the casino. The license fee payable to the State of Mississippi is based upon "gaming receipts" (generally defined as gross receipts less payouts to customers as winnings) and equals 4% of gaming receipts of $50,000 or less per month, 6% of gaming receipts over $50,000 and less than $134,000 per month, and 8% of gaming receipts over $134,000. The foregoing license fees are allowed as a credit against the Company's Mississippi income tax liability for the year paid.

         In October 1994, the Mississippi Gaming Commission adopted a regulation which requires as a condition of licensure or license renewal that a gaming establishment's plan include a 500-car parking facility in close proximity to the casino complex and infrastructure facilities which will amount to at least 25% of the casino cost. Such facilities may include any of the following: a 250-room hotel of at least a two star rating as defined by the current edition of the Mobil Travel Guide, a theme park, golf courses, marinas, tennis complex, entertainment facilities, or any other such facility as approved by the Mississippi Gaming Commission as infrastructure. Parking facilities, roads, sewage and water systems, or facilities normally provided by cities and/or counties are excluded. The Commission may in its discretion reduce the number of rooms required, where it is shown to the Commission's satisfaction that sufficient rooms are available to accommodate the anticipated visitor load. The Company believes that Boyd Tunica, with a 508-room hotel and other amenities, currently satisfies these requirements.

         Missouri

         Gaming was originally authorized in the State of Missouri in November 1992. On April 29, 1993, new legislation (the "Missouri Act") was enacted which replaced the 1992 legislation. Subsequent to adoption, the Missouri Act has been amended from time to time. There can be no assurances that the Missouri Act will not be further amended and interpreted in a manner that would limit or otherwise adversely affect the Company and its Missouri gaming operations. The Missouri Act provides for the licensing and regulation of riverboat and dockside gaming operations on the Mississippi and Missouri Rivers in the State of Missouri and the licensing and regulation of persons who distribute gaming equipment and supplies to gaming licensees. The Missouri Act limits the loss per individual on each excursion to $500, but does not otherwise limit the amount which may be wagered on any bet or the amount of space in the vessel which may be utilized for gaming. In November 1994, a constitutional amendment was passed which permits certain games of chance such as traditional slot machines on riverboats and floating gaming facilities.

         The Missouri Act is implemented and enforced by a five-member Missouri Gaming Commission (the "Missouri Commission"). This Commission is empowered to issue such number of riverboat gaming licenses as it determines to be appropriate. A gaming license cannot be granted to any gaming operator unless the voters in such operator's "home dock" city or county have authorized gaming activities on gaming riverboats. On February 2, 1993, voters in Kansas City, Missouri approved a riverboat gaming ballot measure. On September 13, 1995, Boyd Kansas City was issued a Missouri gaming license for its Sam's Town Kansas City facility. Boyd Kansas City's home dock city is Kansas City, Missouri.

         Gaming boats in Missouri must generally resemble boats from Missouri's riverboat history and must contain nongaming areas, food service and a Missouri theme gift shop. The boats must cruise unless the Missouri Commission approves a petition for continuous docking. On April 25, 1995, the Missouri Commission approved Boyd Kansas City's petition for continuous docking for its riverboat at Sam's Town Kansas City. The Missouri Act also imposes a tax of 20% of adjusted gross receipts from gaming activities and a $2.00 per person excursion fee. Annual license fees are set by the Missouri Commission but may not be less than $25,000. Each licensee also must post a bond or other form of surety (in an amount determined by the Missouri Commission) to secure performance of its obligations under the Missouri Act and the regulations of the Missouri Commission.

         On September 1, 1993, the Missouri Commission adopted rules and regulations (the "Missouri Regulations") governing the licensing, operation and administration of riverboat gaming in the state of Missouri and the form of application for such licensure. Subsequent to adoption, the Missouri Regulations have been amended from time to time. There can be no assurances that the Missouri Regulations will not be further amended and interpreted in a manner that would limit or otherwise adversely affect the Company and its Missouri gaming operations.

         Directors and certain officers and key persons of the Company and Boyd Kansas City must file personal disclosure forms with the gaming license application and must be found suitable by the Missouri Commission. Owners of 5% or more of the Company or Boyd Kansas City are considered key persons for purposes of the gaming application disclosure and finding of suitability.

         The Company, Boyd Kansas City and the Port Authority of Kansas City, Missouri are parties to a Development Agreement dated April 25, 1995. In the Development Agreement, Boyd Kansas City and the Company agreed that, within 6 months after the opening of Sam's Town Kansas City, Boyd Kansas City and the Company would seek to identify qualified minority and women investors acceptable to them and to offer such investors an opportunity to purchase up to 10% of the stock of Boyd Kansas City; 7% of said stock is to be offered to minority investors and 3% is to be offered to women investors which Boyd Kansas City and the Company find to be qualified and acceptable. Boyd Kansas City has subsequently requested, and the Port Authority has approved, a 6 month extension of the time period within which the offering of stock of Boyd Kansas City to qualified minority and women investors is to be completed. The Missouri Commission's staff advised the Company that it will consider all minority or women investors who are offered the right to purchase the stock of Boyd Kansas City to be key persons, even if such investor's ownership is less than 5% of the common stock of Boyd Kansas City.

         Further, the Missouri Regulations require that all employees of Boyd Kansas City who are involved in gaming operations must file applications for and receive Missouri gaming occupational licenses. Presently, the Missouri Commission staff has required all employees at Sam's Town Kansas City to obtain occupational licenses, even if those employees are not involved in gaming operations.

         The Missouri Regulations require disclosure by the Company and Boyd Kansas City of any person or entity holding any direct or indirect ownership interest in the Company or Boyd Kansas City. The Company is also required to disclose the names of the holders of all of the Company's debt including a description of the nature and terms of such debt. The Missouri Commission may, in its sole discretion, request additional information with respect to such holders. The Company and Boyd Kansas City are required to update the Missouri gaming license application any time there is a material change within seven business days after the date of any such change. Missouri gaming licenses must be renewed annually during the first two years of an entity's licensure and every two years thereafter.

         Under Missouri law, gaming licenses are not transferable. The Missouri Regulations require that the Missouri Commission be notified at least 60 days prior to the transfer, issuance, pledge or hypothecation of any ownership interest in a gaming licensee which is not a publicly held entity, such as Boyd Kansas City. The Missouri Regulations further require that the Missouri Commission be notified at least 60 days prior to the issuance of an ownership interest constituting 5% or more of a publicly held holding company, such as the Company. Upon receipt of such 60-day notice, the Missouri Commission may disapprove the transaction or require the transaction to be delayed pending further investigation. The Missouri Regulations also require that the Missouri Commission be notified no later than 7 days after the consummation of any pledge or hypothecation of an ownership interest equaling 5% or more of the ownership of a publicly held holding company or any transfer of ownership interest in a publicly held holding company if such transfer would result in an entity or group of entities acting in concert owning, directly or indirectly, a total amount of ownership interest equaling 5% or more of the ownership of such publicly held holding company. Further, without the prior approval of the Missouri Gaming Commission, the Missouri Regulations prohibit withdrawals of capital, loans, advances or distribution of any assets in excess of 5% of accumulated earnings by a license holder to anyone with an ownership interest in the license holder.

         Presently, there are proposed regulations which, if adopted, will change substantially the requirements set forth in the preceding paragraph. Specifically, the proposed regulations will (i) prohibit the pledge or hypothecation of any ownership interest in a gaming licensee which is not a publicly-held entity; and (ii) permit a licensee to consummate issuance of ownership interests in publicly-held licensees or holding companies, the incurrence of debt by a gaming licensee or holding company or any public issuance of debt at any time after 15 days after notice to the Commission by the licensee of its intent to consummate such a transaction. The proposed regulations also authorize the Commission to reopen a license hearing at any time to consider the effect of the transaction in question on the gaming licensee's suitability following the consummation of the transaction. If the proposed regulations are adopted, the only type of transaction which will require 60-day advance notice to the Commission is a transfer of an ownership interest in a licensee or holding company which is not publicly held. All other transactions will require either 15 days prior notice to the Commission (coupled with the possible reopening of the licensee's suitability hearing) or notice within 7 days after a transaction is consummated.

         The Missouri Regulations specifically provide that any action of the Missouri Commission shall not indicate or suggest that the Missouri Commission has considered or passed in any way on the marketability of the applicant or licensee's securities, or on any other matter, other than the applicant or licensee's suitability for licensure under Missouri law. A Missouri gaming license holder can be disciplined in Missouri for gaming related acts occurring in another jurisdiction which results in disciplinary action in the other jurisdiction.

         The Missouri Commission has broad powers to require additional disclosure by an applicant during the processing of a gaming application, to deny gaming licensure and to administratively fine or suspend or revoke a gaming license for failure to comply with or for violation of the Missouri Act or Missouri Regulations. Under the Missouri Regulations, a licensee is required to provide all requested information immediately upon request by the Commission, and to advise the Missouri Commission of any material changes in the information submitted by a licensee on its license application within 7 business days after the occurrence of such change. Further, in certain situations, the Missouri Commission can appoint a supervisor to continue the operations of a license holder after lapse, suspension or revocation of a gaming license. The supervisor may operate and sell the facility with earnings or proceeds being paid to the former owners only after deduction of the costs and expenses of the supervisorship and establishment of reserves.

d. Competition

         The following "Competition" discussion is updated from that contained in the Company's 1995 Form 10-K.

          The Company faces intense competition from other companies in the gaming industry. The Company's Las Vegas properties compete primarily with other casino hotels on the Las Vegas Strip, the Boulder Strip and in downtown Las Vegas. Currently, there are approximately 24 major gaming properties located on or near the Strip, 11 located in the downtown area and several located in other areas of Las Vegas. Las Vegas gaming square footage and room capacity are continuing to increase. A number of marquee properties have opened in the last several years and several others are currently under construction or planned for the Las Vegas strip, including the 1,500 room Stratosphere, the 3,000 room Paris Hotel and Casino, the 3,000 room Monte Carlo Hotel and Casino, the 2,035 room New York, New York Hotel and Casino, and the 3,000 room Bellagio Resort. Additionally, several properties have recently announced or begun significant expansion and renovation projects, including Circus Circus Hotel and Casino, MGM Grand Hotel and Casino, Harrah's Hotel and Casino, Rio Hotel and Casino, Luxor Hotel and Casino, and the Sahara Hotel and Casino. Each of the foregoing facilities has or may have a theme and attractions which have drawn or may draw significant numbers of visitors. Moreover, most of these facilities attract or may attract primarily middle income patrons, who are the focus of the Company's marketing strategy. Although the Company believes that these additional facilities will have a positive effect on the Company by drawing more visitors to Las Vegas, these properties also may divert some gaming activity from the Company. Future additions, expansions and enhancements to existing properties by the Company's competitors could divert additional gaming activity from the Company's facilities. Although the Company has been able to compete successfully following previous market expansions, there can be no assurance that the Company will be able to compete successfully in the future.

         The Company believes that a Las Vegas property is differentiated from its competitors by the following factors: location; attractions; quality of gaming facilities, gaming experience and entertainment; quality of food, beverages and atmosphere; and price. The Company competes by offering a complete entertainment and gaming experience with excellent price/value relationships and by targeting specific groups of customers. In addition, the Company competes by offering the most modern video and other slot machines available. The Company believes that the bases of competition in new markets are similar to those in Las Vegas and that its principal competitors in those markets are, and will be, those operators who develop high quality casino entertainment facilities.

         Sam's Town Tunica competes primarily with other dockside gaming operations in Tunica County and, to a lesser extent, with dockside casinos in Vicksburg, Greenville, Natchez and Coahoma County, Mississippi, with dockside casinos on the Mississippi Gulf Coast and with gaming operations in Louisiana. Gaming has grown rapidly in Tunica County with nine dockside casinos now in operation and one casino under construction and expected to open in June 1996. Six casinos located in Tunica County have closed during the last 12 months. Another closed facility was purchased by a competitor and reopened in April 1996. In addition, several Tunica area casinos are in the process of adding hotel rooms, including 500 rooms at the Fitzgeralds Hotel and Casino, 350 rooms at the Hollywood Hotel and Casino, and 200 rooms at Harrah's. Some of these facilities are operated by certain of the Company's principal Nevada competitors.

         Sam's Town Kansas City competes primarily with other riverboat gaming operations in the Kansas City area. Two riverboat gaming operations, one in Riverside, Missouri and one in North Kansas City, Missouri have been granted a license and have begun operations. In addition, two other operations in the Kansas City area are currently under construction and awaiting licensing. Several other companies, including some of the Company's principal Nevada competitors, have announced plans to participate in riverboat gaming in the Kansas City area. Some of these operations are being developed by companies that have significantly greater financial resources than the Company, some have been operating for a longer time than the Company's facility and some may possess more desirable locations. While the Company believes that it has created a high quality gaming and entertainment facility at Sam's Town Kansas City, no assurance can be given that the Company will be able to compete successfully in this new market.

         The Treasure Chest competes primarily with other riverboat gaming operations in the New Orleans metropolitan area and competes with a large land-based temporary casino opened by Harrah's in May 1995. Fifteen operators were granted licenses, one of which was subsequently surrendered, by the Department of Public Safety, Office of State Police, Riverboat Gaming Division (the "Louisiana Gaming Division") to operate riverboat casinos within the state of Louisiana. Approximately four of these riverboat gaming operations currently are located in the New Orleans metropolitan area. Some of the operations against which the Treasure Chest competes are operated by companies with significantly greater financial resources and some may possess more desirable locations. While the Treasure Chest's operating results have met the Company's expectations, no assurance can be given that the Treasure Chest will be able to continue to compete successfully in this market.

         The Par-A-Dice competes primarily with other gaming operations in Illinois and, to a lesser extent, with dockside gaming facilities in Indiana, Iowa and Missouri. The Illinois Riverboat Act authorizes ten owner's licenses for riverboat gaming operations. All ten licenses have been granted and, of the ten current riverboat gaming operations in Illinois, only one is within a 100 mile radius of Peoria. Some of these riverboats are being operated by companies with greater experience in the Illinois market than the Company. In addition, the Par-A-Dice may face competition from riverboats in Indiana.

         The Company also competes to a lesser extent with casino hotel operators located in other parts of the State of Nevada, with facilities in Atlantic City, New Jersey and in other parts of the world, with state-sponsored lotteries, off-track wagering, card parlors, water-based and Indian gaming ventures outside of Illinois, Mississippi, Missouri and Louisiana, and with other forms of permitted gambling. Certain states have recently permitted, and several other states may permit, casino gaming in specific geographic areas. In addition, passage of the Indian Gaming Regulatory Act has led to rapid increases in Indian gaming ventures. Although the Company intends to establish facilities in certain of these new markets, expansion of gaming could significantly and adversely affect the Company's business. In particular, adoption of legislation permitting casino gaming in or near any major metropolitan area from which the Company attracts customers could have a material adverse effect on the Company's business.

ITEM 7.        FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
               EXHIBITS

         (a)   Consolidated Financial Statements.

                 Unaudited Consolidated Financial Statements of Par-A-Dice Gaming Corporation as of March 31, 1996 and for the quarters ended March 31, 1996 and 1995.

                 Consolidated Financial Statements of Par-A-Dice Gaming Corporation as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, together with Report of Independent Accountants.

                    Report of Independent Accountants
                    Financial Statements:

                        Consolidated Balance Sheets, as of December 31, 1995
                           and 1994

                        Consolidated Statements of Income for the three years
                           ended December 31, 1995

                        Consolidated Statements of Stockholders' Equity for the
                           three years ended December 31, 1995

                        Consolidated Statements of Cash Flows for the three
                           years ended December 31, 1995

                        Notes to Financial Statements

         (b)   Pro Forma Financial Information.

                 Pro Forma Consolidated Balance Sheet as of March 31, 1996.

                 Pro Forma Consolidated Statement of Income for the nine months ended March 31, 1996.

                 Pro Forma Consolidated Statement of Income for the year ended June 30, 1995.

                 Notes to Pro Forma Consolidated Financial Statements.

         (c)   Exhibits.

Exhibit No.            Description
- -----------            -----------

10.1 Joint Venture Agreement of Stardust A.C., dated as of May 29, 1996, between MAC, CORP., a New Jersey corporation which is a wholly-owned

23.1           Consent of Coopers & Lybrand L.L.P.

               subsidiary of Mirage Resorts, Incorporated, a Nevada corporation, and Grand K, Inc., a Nevada corporation which is a wholly-owned subsidiary of Registrant. (Certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment for this Agreement.)

99.1 Registrant's Press Release, dated May 29, 1996, regarding Atlantic City Project.

99.2           Registrant's Press Release, dated June 7, 1996, regarding Sam's
               Town Reno.

PAR-A-DICE GAMING CORPORATION
- -------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET

As of March 31, (In thousands, except share data)                                                                 1996
- -----------------------------------------------------------------------------------------------------------------------
                                                                                                           (unaudited)
ASSETS

CURRENT ASSETS
      Cash and cash equivalents                                                                                 $6,719
      Receivables:
           Trade, net of allowances of $117                                                                        384
      Inventories                                                                                                  266
      Prepaid expenses and other                                                                                   391
- -----------------------------------------------------------------------------------------------------------------------
           Total current assets                                                                                  7,760
Property and equipment, net                                                                                     50,077
Due from related parties                                                                                         1,117
Other assets, net                                                                                                  154
- -----------------------------------------------------------------------------------------------------------------------
           Total assets                                                                                        $59,108
=======================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
      Trade accounts payable                                                                                    $1,091
      Accrued expenses                                                                                           3,494
      Notes payable and current portion of long-term debt                                                        2,400
- -----------------------------------------------------------------------------------------------------------------------
           Total current liabilities                                                                             6,985

Long-term debt, net of current portion                                                                          14,700
- -----------------------------------------------------------------------------------------------------------------------
           Total liabilities                                                                                    21,685
- -----------------------------------------------------------------------------------------------------------------------
Minority interest                                                                                                1,000
- -----------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
      Common stock, no par value: authorized
           13,000,000 shares: issued 9,568,535 shares                                                            9,048
      Retained earnings                                                                                         27,375
- -----------------------------------------------------------------------------------------------------------------------
           Total stockholders' equity                                                                           36,423
- -----------------------------------------------------------------------------------------------------------------------
           Total liabilities and stockholders' equity                                                          $59,108
=======================================================================================================================

PAR-A-DICE GAMING CORPORATION
- -------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME

For the quarters ended March 31, (In thousands)                          1996                1995
- -----------------------------------------------------------------------------------------------------
                                                                     (unaudited)          (unaudited)
OPERATING REVENUES
      Casino                                                            $24,778             $22,161
      Admissions and parking                                                331                 530
      Food and beverage                                                   1,292                 965
      Other                                                                  98                 116
- -----------------------------------------------------------------------------------------------------
           Total operating revenues                                      26,499              23,772
- -----------------------------------------------------------------------------------------------------
OPERATING EXPENSES
      Casino                                                              7,904               6,987
      Food and beverage                                                   1,783               1,417
      General and administrative                                          9,331               8,217
- -----------------------------------------------------------------------------------------------------
           Total operating expenses                                      19,018              16,621
- -----------------------------------------------------------------------------------------------------

OPERATING INCOME                                                          7,481               7,151
- -----------------------------------------------------------------------------------------------------
OTHER (INCOME) EXPENSE
      Loss on disposition of property                                         0                  16
      Interest and other income                                           (133)                (91)
      Interest expense                                                      312                 385
- -----------------------------------------------------------------------------------------------------
           Total other (income) expense                                     179                 310
- -----------------------------------------------------------------------------------------------------
INCOME BEFORE PROVISION FOR STATE INCOME TAXES                            7,302               6,841
      Provision for state income taxes                                       98                  95
- -----------------------------------------------------------------------------------------------------
NET INCOME                                                               $7,204              $6,746
=====================================================================================================

                         PAR-A-DICE GAMING CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE QUARTERS ENDED MARCH 31, 1996 AND 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)
- -------------------------------------------------------------------------------

                                          COMMON STOCK         RETAINED        TREASURY STOCK     STOCKHOLDERS'
                                      ---------- --------                   --------------------
                                        SHARES     AMOUNT      EARNINGS      SHARES      AMOUNT      EQUITY
                                      -------------------------------------------------------------------------
BALANCE, JANUARY 1, 1995              9,568,535    $9,048     $17,444           0          $0       $26,492

Net Income                                                      6,746                                 6,746
Distribution to stockholders                                  (4,856)                               (4,856)
                                      -------------------------------------------------------------------------
BALANCE, MARCH 31, 1995               9,568,535     9,048      19,334           0           0        28,382
                                      =========================================================================
BALANCE, JANUARY 1, 1996              9,568,535     9,048      23,171           0           0        32 219

Net Income                                                      7,204                                 7,204

Distribution to stockholders                                  (3,000)                               (3,000)
                                      -------------------------------------------------------------------------
BALANCE, MARCH 31, 1996               9,568,535    $9,048     $27,375           0          $0       $36,423
                                      =========================================================================

PAR-A-DICE GAMING CORPORATION
- -------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the quarters ended March 31, (in thousands)                                 1996        1995
- -----------------------------------------------------------------------------------------------------
                                                                             (unaudited) (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES

    Net income                                                                $7,204          $6,746
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation and amortization                                          1,123           1,096
        (Gain) loss on dispositions of property                                   --              31
        Changes in assets and liabilities:
            Trade receivables, net                                               156              34
            Inventories                                                          111            (30)
            Prepaid expenses and other                                           191           (278)
            Accounts payable                                                   (716)         (1,217)
            Accrued expenses                                                   (512)         (1,255)
- -----------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                              7,557           5,127
- -----------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES

    Proceeds from sale of property                                                --              70
    Purchase of property and equipment                                       (4,270)           (226)
    Investment in affiliates                                                      --           (108)
- -----------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                (4,270)           (264)
- -----------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES

    Proceeds from notes payable and long-term debt                             5,800              --
    Payments on notes payable and long-term debt                             (3,600)           (600)
    Distributions to stockholders                                            (3,000)         (4,856)
- -----------------------------------------------------------------------------------------------------
    Net cash used by financing activities                                      (800)         (5,456)
- -----------------------------------------------------------------------------------------------------
    NET INCREASE IN CASH AND CASH EQUIVALENTS                                  2,487           (593)

CASH AND CASH EQUIVALENTS, BEGINNING OF QUARTER                                4,232           7,726
- -----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF QUARTER                                     $6,719          $7,133
=====================================================================================================


Supplemental cash flow disclosure:
    Interest paid (net of amount capitalized)                                   $266            $388
                                                                          ===========================
    State income taxes paid                                                     $341            $385
                                                                          ===========================


                        PAR-A-DICE GAMING CORPORATION

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments necessary, consisting of only normal recurring adjustments, to present fairly the results of its operations and its cash flows for the three month periods ended March 31, 1996 and 1995. This report should be read in conjunction with the Company's audited consolidated financial statements included elsewhere herein. The operating results and cash flows for the three months ended March 31, 1996 are not necessarily indicative of the results that will be achieved for the full year or for future periods.

Coopers                                        Coopers & Lybrand L.L.P.
&Lybrand                                       a professional services firm

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Directors and Shareholders
Par-A-Dice Gaming Corporation
East Peoria, Illinois

         We have audited the accompanying consolidated balance sheets of Par-A-Dice Gaming Corporation as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Par-A-Dice Gaming Corporation as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.

Chicago, Illinois
March 15, 1996, except for footnote 11
  for which the date is May 23, 1996


Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.

PAR-A-DICE GAMING CORPORATION
- -------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS

As of December 31, (In thousands, except share data)                     1995                1994
- -----------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
      Cash and cash equivalents                                          $4,232              $7,726
      Receivables:
           Trade, net of allowances of $80 (1995) and $88 (1994)            541                 325
      Inventories                                                           377                 291
      Prepaid expenses and other                                            628                 457
- -----------------------------------------------------------------------------------------------------
           Total current assets                                           5,778               8,799
Property and equipment, net                                              46,866              42,219
Due from related parties                                                  1,117               1,117
Other assets, net                                                           171                 747
- -----------------------------------------------------------------------------------------------------
           Total assets                                                 $53,932             $52,882
=====================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
      Trade accounts payable                                             $1,794              $2,929
      Due to related parties                                                 14               2,924
      Accrued expenses                                                    4,005               3,937
      Notes payable and current portion of long-term debt                 3,100               2,400
- -----------------------------------------------------------------------------------------------------
           Total current liabilities                                      8,913              12,190
Long-term debt, net of current portion                                   11,800              14,200
- -----------------------------------------------------------------------------------------------------
           Total liabilities                                             20,713              26,390
- -----------------------------------------------------------------------------------------------------
Minority interest                                                         1,000
- -----------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
      Common stock, no par value; authorized
           13,000,000 shares; issued 9,568,535 shares                     9,048               9,048
      Retained earnings                                                  23,171              17,444
- -----------------------------------------------------------------------------------------------------
           Total stockholders' equity                                    32,219              26,492
- -----------------------------------------------------------------------------------------------------
           Total liabilities and stockholders' equity                   $53,932             $52,882
=====================================================================================================


The accompanying notes are an integral part of these financial statements.

PAR-A-DICE GAMING CORPORATION
- -------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, (In thousands)                            1995           1994             1993
- -----------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
      Casino                                                           $ 95,029        $84,483          $64,264
      Admissions and parking                                              2,255          2,503            2,117
      Food and beverage                                                   4,829          4,275            2,611
      Other                                                                 689            704              489
- -----------------------------------------------------------------------------------------------------------------
           Total operating revenues                                     102,802         91,965           69,481
- -----------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
      Casino                                                             30,386         27,290           20,614
      Food and beverage                                                   6,951          5,605            3,271
      General and administrative                                         35,987         35,058           23,467
- -----------------------------------------------------------------------------------------------------------------
      Total operating expenses                                           73,324         67,953           47,352
- -----------------------------------------------------------------------------------------------------------------

OPERATING INCOME                                                         29,478         24,012           22,129
- -----------------------------------------------------------------------------------------------------------------
OTHER EXPENSE (INCOME)
      (Gain) loss on disposition of property                              (611)          1,646               --
      Gain on sale of riverboat                                              --        (3,755)               --
      Interest and other income                                           (594)          (383)            (126)
      Interest expense                                                    1,507          1,086              583
      Equity in net loss of affiliates                                      635            613               --
      Loss on sale of affiliate                                             186             --               --
- -----------------------------------------------------------------------------------------------------------------
           Total other expense (income)                                   1,123          (793)              457
- -----------------------------------------------------------------------------------------------------------------
INCOME BEFORE PROVISION FOR STATE INCOME TAXES                           28,355         24,805           21,672
      Provision for state income taxes                                      419            302              307
- -----------------------------------------------------------------------------------------------------------------
NET INCOME                                                             $ 27,936        $24,503          $21,365
=================================================================================================================


The accompanying notes are an integral part of these financial statements.

                         PAR-A-DICE GAMING CORPORATION
- -------------------------------------------------------------------------------
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For the years ended December 31, 1995, 1994 and 1993
                       (In thousands, except share data)
- -------------------------------------------------------------------------------

                                            COMMON STOCK             RETAINED              TREASURY STOCK      STOCKHOLDERS'
                                        SHARES         AMOUNT        EARNINGS         SHARES           AMOUNT       EQUITY
BALANCE, JANUARY 1, 1993             11,802,500      $11,270         $4,972           968,965          $(958)       $15,284

Purchase of common stock                                                              225,000         (2,500)       (2,500)
Retirement of treasury stock          (968,965)        (958)                        (968,965)             958             0
Capital acquired through GPLC
    merger                                                 1                                                              1
Net income                                                           21,365                                          21,365
Distribution to stockholders                                       (12,388)                                        (12,388)
                                    ----------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993           10,833,535       10,313         13,949           225,000         (2,500)        21,762
Purchase of common stock                                                            1,040,000        (11,239)      (11,239)
Retirement of treasury stock        (1,265,000)      (1,265)       (12,474)       (1,265,000)          13,739             0
Net income                                                           24,503                                          24,503
Distribution to stockholders                                        (8,534)                                         (8,534)
                                    ----------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,1994             9,568,535        9,048         17,444                                          26,492
Net income                                                           27,936                                          27,936
Distribution to stockholders                                       (22,209)                                        (22,209)
                                    ----------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995            9,568,535      $ 9,048      $  23,171                                        $ 32,219
                                    ========================================================================================


The accompanying notes are an integral part of these financial statements.

PAR-A-DICE GAMING CORPORATION
- -------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, (In thousands)                                  1995        1994      1993
- -------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                  $27,936    $24,503    21,365
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                             4,362      4,433     3,783
        Gain on sale of riverboat                                                    --    (3,755)        --
        (Gain) loss on dispositions of property                                   (596)      1,695        --
        Equity in net loss of affiliates                                            635        613        --
        Loss on sale of affiliate                                                   166         --        --
        Changes in assets and liabilities:
          Trade receivables, net                                                  (216)       (43)     (188)
          Due from related parties                                                   --        415        72
          Inventories                                                              (86)      (114)      (76)
          Prepaid expenses and other                                              (443)      (385)     (286)
          Other assets                                                             (10)      (261)      (65)
          Accounts payable                                                        (359)      (663)     2,234
          Due to affiliate                                                      (2,832)         --        --
          Accrued expenses                                                           68        167       929
- -------------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities                            28,625     26,605    27,768
- -------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sale of property                                                   77     15,400        --
    Proceeds from sale of investment in affiliate                                   230         --        --
    Purchase of property and equipment                                          (7,986)   (22,538)  (15,229)
    Loans to related parties                                                         --       (10)   (1,107)
    Investment in affiliates                                                      (531)      (839)     (294)
    Deposit on sale of riverboat                                                     --         --     1,000
- -------------------------------------------------------------------------------------------------------------
            Net cash used by investing activities                               (8,210)    (7,987)  (15,630)
- -------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from notes payable and long-term debt                                1,200     28,148    12,152
    Payments on notes payable and long-term debt                                (2,900)   (25,204)   (8,886)
    Purchase of common stock                                                         --    (8,387)   (2,500)
    Distributions to stockholders                                              (22,209)    (8,534)  (12,388)
- -------------------------------------------------------------------------------------------------------------
            Net cash used by financing activities                              (23,909)   (13,977)  (11,622)
- -------------------------------------------------------------------------------------------------------------
            Net (decrease) increase in cash and cash equivalents                (3,494)      4,641       516

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                      7,726      3,085     2,569
- -------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                           $4,232     $7,726    $3,085
=============================================================================================================

Supplemental cash flow disclosure:
    Interest paid (net of amount capitalized)                                    $1,485     $1,050      $595
                                                                                =============================
    State income taxes paid                                                        $391       $284      $182
                                                                                =============================
Noncash investing and financing activities:
    Increase in due to related parties to purchase common stock                      --     $2,852        --
                                                                                =============================
    Decrease in accrued expenses in exchange for land                              $635         --        --
                                                                                =============================
    Acquisition of riverboat through GPLC merger and
       related reduction in due from affiliate                                       --         --    $2,048
                                                                                =============================


The accompanying notes are an integral part of these financial statements.

                         NOTES TO FINANCIAL STATEMENTS


1.       Business

         PAR-A-DICE GAMING CORPORATION (the "Company" or "PGC") was incorporated on June 26, 1990, and owns and operates the Par-A-Dice Riverboat Casino in East Peoria, Illinois. The riverboat casino began operations on November 20, 1991 from a dockside location in Peoria, after receipt of a temporary operating license from the Illinois Gaming Board ("IGB"). The Company received its original permanent operating license on February 14, 1992, which is valid for a three year term and subject thereafter to annual renewal upon approval of the IGB. Renewal of the original license was approved by the IGB on February 14, 1995. The license is subject to annual renewal thereafter. In February 1996, the Company was approved for the following twelve months. In early 1993, the Company moved operations to a new and larger dockside facility in East Peoria. Formerly known as the Greater Peoria Riverboat Corporation, the Company legally changed its name to Par-A-Dice Gaming Corporation in late 1993.

         The Company is actively pursuing opportunities in other gaming venues. On December 10, 1993, the Company entered into a general partnership with New Concepts Incorporated, (Jamaica) Ltd, a Jamaican corporation ("NCI"). The general partnership was formed to own and operate electronic gaming machines in Jamaican tourist hotels and elsewhere and to develop the gaming industry in Jamaica. On November 22, 1995, PGC sold its interest in the partnership.

         On October 1, 1993 the Company entered into a limited partnership with Recreational Concepts, Incorporated, a Virginia corporation ("RCI") and Heritage Cruise Associates, a Virginia limited partnership ("HCA"). The partnership was formed to own and operate the Annabel Lee riverboat in Virginia. PGC, RCI, and HCA have 70%, 1%, and 29% interest in the partnership, respectively.

         In April, 1995, the Company entered into a limited partnership agreement with East Peoria Hotel Inc., a Delaware corporation, and FOLEPI Foundation, Inc., an Illinois not-for-profit corporation (FOLEPI). The partnership was formed to develop a hotel on property adjacent to the Par-A-Dice Casino docking area. PGC has a 99% interest in the partnership.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                         NOTES TO FINANCIAL STATEMENTS


2.       Summary of Significant Accounting Policies

         Consolidation

         The consolidated financial statements include those of the Company and all material majority owned affiliates; investments in unconsolidated affiliated companies are accounted for on the equity method and included in other assets. All significant intercompany accounts and transactions have been eliminated in consolidation.

         Casino Revenues and Promotional Allowances

         In accordance with industry practice, the Company recognizes as casino revenues the net win from gaining activities, which is the difference between gaming wins and losses. The retail value of admissions and parking, food and beverage, and other complimentary items furnished to customers without charge is excluded from revenues. The estimated retail value of complimentaries, for the years ended December 31, 1995, 1994 and 1993 are as follows:

         (Dollars in thousands)

                                             1995             1994         1993
                                             ----             ----         ----
         Admissions and Parking           $ 6,139         $ 5,150       $ 3,099
         Food and Beverage                  2,287           2,167           918
         Other                                323             393           162
                                          -------         -------       -------

         Total                             $8,749          $7,710        $4,179
                                          =======         =======       =======

         Cash Equivalents and Concentrations of Credit Risk

         The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. The Company places its temporary cash investments in local financial institutions. At December 31, 1995, 1994 and 1993 a portion of these deposits was in excess of federally insured limits.

         Inventories

         Inventories consist primarily of food, beverage, and logo merchandise and are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method.

                         NOTES TO FINANCIAL STATEMENTS


2.       Summary of Significant Accounting Policies (continued)

         Property and Equipment

         Property and equipment are recorded at cost and include interest capitalized during the construction period. Depreciation and amortization are provided for on the straight-line basis over the following expected useful lives:

         Building                               40 years
         Equipment                               5 years
         Furniture & fixtures                    7 years
         Land & barge improvements              15 years
         Riverboat                              25 years
         Leasehold improvements                 Lesser of lease term or expected useful lives

         Significant replacements and improvements are capitalized; other maintenance and repairs are expensed. The cost and accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts and any resulting gain or loss is included in net income.

         Income Taxes

         The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the stockholders, instead of the Company, are liable for federal income taxes on the Company's taxable income, in proportion to their respective interests. The Company is subject to state income/replacement tax which has been provided for in the financial statements.

         Financial Instruments

         The fair value of cash equivalents is assumed to approximate the carrying value of these assets due to the short maturity of these instruments. The fair value of the Company's debt, current and long-term, is estimated to approximate the carrying value of these liabilities based upon borrowing rates currently available to the Company for borrowings with similar terms.

         Advertising

         Advertising and promotion costs are expensed when incurred.

         Reclassifications

         Certain reclassifications were made to the 1994 and 1993 financial statements to conform to the 1995 presentation.

                         NOTES TO FINANCIAL STATEMENTS
3.       Property and Equipment

         A summary of property and equipment at December 31, 1995 and 1994 follows:

         (Dollars in thousands)

                                                  1995           1994
                                                  ----           ----
         Land and improvements                    $ 5,753       $  4,953
         Building and improvements                  8,468          8,468
         Riverboat                                 18,332          8,181
         Furniture, fixtures and equipment         14,993         14,168
         Construction in progress                   7,462            610
                                                 ---------      ---------

                                                   55,008         46,380

         Less accumulated depreciation
         and amortization                          (8,142)        (4,161)
                                                 ---------      ---------
         Property and equipment, net             $ 46,866       $ 42,219
                                                 =========      =========

         Capitalized interest for boat construction for the years ended December 31, 1995, 1994, and 1993 was approximately $0, $189,000 and $30,000, respectively.

4.       Transactions with Related Parties

         In January of 1993, PGC merged with the Greater Peoria Leasing Corporation ("GPLC"). Prior to the merger, GPLC had leased the Spirit of Peoria riverboat to PGC for use in its Peoria site operations. The stockholders of GPLC were also the stockholders of PGC in the same proportion as their ownership in PGC. The merger was recorded like a pooling of interests and had the impact of eliminating a PGC receivable from GPLC of approximately $2,048,000.

         The Company has transactions with J-Four, Incorporated ("J-Four").
         The Company leased the Katie Hooper and Belle Reynolds riverboats in addition to a landing barge from J-Four for use in PGC's Peoria site operations. The stockholders of J-Four were also the stockholders of PGC in the same proportion as their ownership in PGC. On February 15, 1994 the Company and J-Four entered into an agreement with the City of Peoria for the sale of the Katie Hooper and the Belle Reynolds. Proceeds from the sales were used to pay down the receivable from J-Four of $415,000 at December 31, 1993.

                         NOTES TO FINANCIAL STATEMENTS

         Under the terms of the Company's limited partnership agreement with RCI and HCA, the Company made a loan to the partnership for the purchase of the Annabel Lee riverboat and a loan for the purchase of land. Furthermore, the agreement calls for capital contributions for pre-development costs and annual operating cash contributions not to exceed $50,000 which will be treated as additional capital contributions. As of December 31, 1995 PGC had contributed approximately $826,000, which has been expensed and the $1,117,000 loan balances are included in the accompanying consolidated balance sheets as due from related parties. The boat and land loans earn interest at 7 1/2% until maturity and are collateralized by the Annabel Lee riverboat and the land, respectively, and are to be paid back from available partnership cash flow, prior to distributions to partners. The loans mature in November and December 1998, respectively.

5.       Notes Payable and Long-Term Debt

         Long-term debt consisted of the following at December 31, 1995 and 1994:

                                                                                           1995             1994
                                                                                           ----             ----
                                                                                          (Dollars in thousands)
         Borrowings under a $10,000,000 commercial bank line of
           credit maturing February 15, 1997 bearing interest at
           the lender's base rate (8.5% at December 31, 1995)                              $ 700

         Note payable to finance corporation, bearing interest at a rate adjusted monthly based on the 30-day commercial paper
           rate on the adjustment date plus 2.25% and 3.5% at
           December 31, 1995 and 1994 respectively, payable in
           monthly installments of approximately $100,000 plus
           interest from June, 1994 through April, 1999, with final
           principal installment of $6,100,000 in May, 1999                                10,100       $11,300

         Note payable to finance corporation, bearing interest at a rate adjusted monthly based on the 30-day commercial paper
           rate on the adjustment date plus 2.25% and 3.5% at
           December 31, 1995 and 1994 respectively, payable in
           monthly installments of approximately $100,000 plus
           interest from June, 1994 through May, 1999.                                     4,100         5,300
                                                                                         --------      --------

                                                                                          14,900        16,600
           Less current portion                                                            3,100         2,400
                                                                                         --------      --------

                                                                                         $11,800       $14,200
                                                                                         ========      ========

                         NOTES TO FINANCIAL STATEMENTS


5.       Notes Payable and Long-Term Debt (continued)

         The two notes payable to the finance corporation are cross-collateralized by liens on the Par-A-Dice Riverboat and related improvements, and all gaming equipment of the Company purchased with the proceeds of the loans. The loan agreements place limitations on the Company, relative to additional future borrowings and payment of dividends, and changes in control. It also requires the maintenance of certain financial ratios and amounts. The notes payable are guaranteed by the Company's stockholders.

         Maturities of notes payable and long-term debt are as follows (in thousands):

         1996                                            $ 2,400
         1997                                              2,400
         1998                                              2,400
         1999                                              7,000
                                                         -------

         Total                                           $14,200
                                                         =======

         On February 15, 1995 with prior IGB approval, the Company entered into a new uncollateralized $10,000,000 line of credit with a financial institution to be utilized for working capital purposes. The line bears interest at the lender's base rate and matures on February 15, 1997. The loan agreement places limitations on the Company, relative to additional future borrowings, payments of dividends and changes in control. It also requires the maintenance of certain financial ratios and amounts. Certain distributions during 1995 exceeded the amounts allowed by the loan agreements, but waivers were received for all covenant violations.

6.       Hotel Development

         During 1995, the Company entered into a Hotel Development Agreement (the "Hotel Agreement") with the City of East Peoria (the "City"). Under the Hotel Agreement, the Company agreed to organize East Peoria Hotel Limited Partnership (the "Partnership") to develop, own and operate a hotel on land adjacent to the Company's riverboat casino operation. That land had been given to the City in partial payment for a late arrival payment asserted against the Company by the City. The Hotel Agreement provided for the subsequent transfer of the land by the City to the Partnership in return for the Class B limited partnership interest in the Partnership, and contributions by the Company of the funds necessary to construct the hotel in return for all of the Class A limited partnership interest.

                         NOTES TO FINANCIAL STATEMENTS

         The City transferred the land to FOLEPI Foundation, Inc., a charitable organization, which in turn transferred the land to the Partnership in return for the Class B limited partnership interest. That interest is not entitled to share in operating cash flow of the Partnership. However, if the hotel is sold or refinanced, the holder of the Class B interest is entitled to receive up to $1 million, but only after the holders of the Class A limited partnership interest receive a return of their capital contributions together with a cumulative 8% return. If the hotel has not been sold or refinanced within ten years after its opening, the holder of the Class B interest may tender its interest to the Partnership and receive $1 million in return, if certain conditions are fulfilled.

         The Company is the holder of the Class A limited partnership interest. As of December 31, 1995, the Company had contributed $6.5 million to the hotel. The Class A interest is entitled to 99% of the operating cash flow. The remaining 1% interest in operating cash flow is held by East Peoria Hotel, Inc., the general partner. The general partner is owned by shareholders of the Company.

         For financial reporting purposes, the Partnership's assets, liabilities and earnings are consolidated with those of the Company, and FOLEPI's Class B limited partnership interest in the Partnership is included in the Company's financial statements as a minority interest.

7.       Commitments and Contingencies

         The Company is subject to legal actions in the ordinary course of business. The Company believes it has defenses for all such claims and is vigorously defending the actions. In the opinion of management, based on the advice of legal counsel, liabilities, if any, arising from these actions should not have a material effect on the Company's financial statements.

8.       Equity

         On March 31, 1994 the Company's Board of Directors resolved to repurchase 770,000 shares of common stock of the Company from the estate of a deceased stockholder for approximately $8,556,000. On the same day, the Board of Directors also resolved to repurchase 270,000 shares of common stock of the Company of another stockholder for approximately $2,684,000. As of December 31, 1994, $2,852,000 is
         payable to the estate of a former stockholder and is included in due to related parties.

         On January 2, 1996 the Board of Directors approved a distribution to stockholders of $3,000,000.

                         NOTES TO FINANCIAL STATEMENTS


9.       Sale and Donation of Riverboats

         In February of 1994, the Company consummated an agreement with the City of Peoria for the donation of the Spirit of Peoria to the City of Peoria, which resulted in a loss of approximately $1,646,000 to PGC. In May of 1994, PGC also consummated an agreement with The Missouri Gaming Company for the sale of the original Par-A-Dice riverboat.
         This sale resulted in a gain of approximately $3,755,000 to PGC.

10.      Benefit Plan

         The Company has a 401(k) plan (the "Plan") for substantially all employees with one year of service. Company contributions to the Plan are discretionary. Approximately $240,000, $185,000 and $174,000, were contributed by the Company for the years ended December 31, 1995, 1994 and 1993, respectively.

11.      Subsequent Events

         On February 9, 1996, the Illinois Gaming Board ordered the Company to divest a 2.7% shareholder of his ownership interest in Par-A-Dice Gaming because of the shareholder's failure to disclose the beneficial interest of an unlicensed third party in 50% of his shares of the Company. The shares of such shareholder and the beneficial owner were redeemed by the Company on March 14 and 15, 1996 for $1,350,000 and $130,000, respectively.

         On January 29, 1996, the Company amended its long term note payable with the finance corporation. The agreement called for an additional credit advance of $3.5 million, reduced the stated interest rate and eliminated the dividend restriction covenant. The balance of this note was $10.1 million as of December 31, 1995. The payment schedule was modified such that the final principal payment due in May of 1999 will be increased by $3.5 million.

         The Company also renegotiated the terms of its commercial bank line of credit in early 1996. The new agreement eliminates the dividend restriction covenant and provides for rates based upon LIBOR (London InterBank Offered Rate).

         On March 28 and May 23, 1996, the Board of Directors approved distributions to stockholders of $2,000,000 and $3,000,000, respectively.

         On April 26, 1996, Boyd Gaming Corporation entered into an agreement with the Company and its stockholders to purchase all of the Company's outstanding common stock. The closing of this sale is contingent upon several matters including the approval of the IGB.

                            BOYD GAMING CORPORATION

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying pro forma consolidated financial statements present pro forma information for the Company and Par-A-Dice Gaming giving effect to the Par-A-Dice Acquisition. The pro forma consolidated financial statements of the Company are based on the historical consolidated financial statements of the Company and Par-A-Dice Gaming as of and for the nine months ended March 31, 1996 and the year ended June 30, 1995.

     The accompanying pro forma consolidated income statements for the nine months ended March 31, 1996 and for the year ended June 30, 1995, have been presented as if the Par-A-Dice Acquisition occurred on July 1, 1994. The accompanying pro forma consolidated balance sheet at March 31, 1996 has been presented as if the Par-A-Dice Acquisition occurred on March 31, 1996.

     The pro forma adjustments are based on currently available information and upon certain assumptions that management of the Company believes are reasonable under the circumstances.

     THESE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND ARE NOT NECESSARILY INDICATIVE OF THE RESULTS THAT WILL BE ACHIEVED FOR FUTURE PERIODS. THESE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS DO NOT PURPORT TO REPRESENT WHAT THE COMPANY'S RESULTS OF OPERATIONS OR FINANCIAL POSITION WOULD ACTUALLY HAVE BEEN IF THE PAR-A-DICE ACQUISITION IN FACT HAD OCCURRED AT JULY 1, 1994 OR MARCH 31, 1996. THESE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND THE CONSOLIDATED FINANCIAL STATEMENTS OF PAR-A-DICE GAMING INCLUDED ELSEWHERE OR INCORPORATED IN THIS REPORT.

                            BOYD GAMING CORPORATION

                     PRO FORMA CONSOLIDATED BALANCE SHEETS
                                 MARCH 31, 1996
                                 (IN THOUSANDS)

                                                                           ADJUSTMENTS
                                                COMPANY      PAR-A-DICE        AND            COMPANY
                                               HISTORICAL    HISTORICAL    ELIMINATIONS      PRO FORMA
                                               ----------    ----------    -----------       ----------
ASSETS
Current assets
  Cash and cash equivalents..................   $  51,918     $  6,719      $ 180,775(a)
                                                                               (3,000)(b)
                                                                              (17,100)(c)
                                                                             (160,675)(d)    $   58,637
  Accounts receivable, net...................      17,358          384                           17,742
  Inventories................................       6,455          266                            6,721
  Prepaid expenses...........................      17,039          391                           17,430
                                                 --------      -------                       ----------
     Total current assets....................      92,770        7,760                          100,530
Property, equipment and leasehold interests,
  net........................................     782,754       50,077               (e)        832,831
Other assets and deferred charges............      55,810        1,271          3,000(b)
                                                                               (1,117)(d)        58,964
Goodwill and intangibles, net................      10,619                     125,369(d)        135,988
                                                 --------      -------       --------        ----------
     Total assets............................   $ 941,953     $ 59,108      $ 127,252        $1,128,313
                                                 ========      =======       ========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt..........   $  40,657     $  2,400      $  (2,400)(c)    $   40,657
  Accounts payable...........................      40,066        1,091                           41,157
  Accrued liabilities........................
     Payroll and related.....................      21,491           --                           21,491
     Interest and other......................      25,229        3,494                           28,723
  Income taxes payable.......................       3,882           --                            3,882
                                                 --------      -------       --------        ----------
     Total current liabilities...............     131,325        6,985         (2,400)          135,910
Long-term debt, net of current maturities....     548,034       14,700        180,775(a)
                                                                              (14,700)(c)       728,809
Deferred income taxes........................      32,527           --                           32,527
Minority interest............................          --        1,000                            1,000
Commitments..................................
Stockholders' equity
  Common stock...............................         571           --                              571
  Additional paid-in capital.................     101,436        9,048         (9,048)(d)       101,436
  Retained earnings..........................     128,060       27,375        (27,375)(d)       128,060
                                                 --------      -------       --------        ----------
     Total stockholders' equity..............     230,067       36,423        (36,423)          230,067
                                                 --------      -------       --------        ----------
     Total liabilities and stockholders'
       equity................................   $ 941,953     $ 59,108      $ 127,252        $1,128,313
                                                 ========      =======       ========        ==========

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                            BOYD GAMING CORPORATION

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                        NINE MONTHS ENDED MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            ADJUSTMENTS
                                             COMPANY       PAR-A-DICE           AND              COMPANY
                                            HISTORICAL     HISTORICAL      ELIMINATIONS         PRO FORMA
                                            ----------     ----------     ---------------       ---------
Revenues
  Casino..................................   $ 413,097      $ 74,012         $                  $ 487,109
  Food and beverage.......................     105,703         5,861                              111,564
  Rooms...................................      52,308            --                               52,308
  Other...................................      35,300         1,705                               37,005
  Management fees and joint venture.......      30,893            --                               30,893
                                              --------       -------          --------           --------
Gross revenues............................     637,301        81,578                              718,879
Less promotional allowances...............      55,792         1,669                               57,461
                                              --------       -------          --------           --------
     Net revenues.........................     581,509        79,909                              661,418
                                              --------       -------          --------           --------
Costs and expenses
  Casino..................................     203,769        25,319                              229,088
  Food and beverage.......................      74,337         5,598                               79,935
  Rooms...................................      17,910            --                               17,910
  Other...................................      25,653         1,203                               26,856
  Selling, general and administrative.....      83,179        20,327                              103,506
  Maintenance and utilities...............      22,620         2,160                               24,780
  Depreciation and amortization...........      45,868         3,306            (3,306)(f)
                                                                                 5,806(g)          51,674
  Corporate expense.......................      16,417            --                               16,417
  Preopening expense......................      10,004            --                               10,004
                                              --------       -------          --------           --------
     Total................................     499,757        57,913             2,500            560,170
                                              --------       -------          --------           --------
Operating income..........................      81,752        21,996            (2,500)           101,248
                                              --------       -------          --------           --------
Other income (expense)
  Interest income.........................         987           516               (63)(h)          1,440
  Interest expense, net of amounts
     capitalized..........................     (39,322)       (1,127)            1,127(i)
                                                                               (10,169)(j)        (49,491)
                                              --------       -------          --------           --------
     Total................................     (38,335)         (611)           (9,105)           (48,051)
                                              --------       -------          --------           --------
Income before provision for income
  taxes...................................      43,417        21,385           (11,605)            53,197
Provision for income taxes................      17,315           311             3,140(k)          20,766
                                              --------       -------          --------           --------
Net income................................   $  26,102      $ 21,074         $ (14,745)         $  32,431
                                              ========       =======          ========           ========
Net income per common share...............   $    0.46                                          $    0.57
                                              ========                                           ========

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                            BOYD GAMING CORPORATION

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                        FOR THE YEAR ENDED JUNE 30, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           ADJUSTMENTS
                                              COMPANY       PAR-A-DICE         AND            COMPANY
                                             HISTORICAL     HISTORICAL     ELIMINATIONS      PRO FORMA
                                             ----------     ----------     -----------       ----------
Revenues
  Casino...................................   $ 463,179      $ 93,050       $                $  556,229
  Food and beverage........................     123,527         6,744                           130,271
  Rooms....................................      62,300            --                            62,300
  Other....................................      37,563         2,520                            40,083
  Management fees and joint venture........      35,763            --                            35,763
                                               --------       -------        --------          --------
Gross revenues.............................     722,332       102,314                           824,646
Less promotional allowances................      61,992         2,297                            64,289
                                               --------       -------        --------          --------
  Net revenues.............................     660,340       100,017                           760,357
                                               --------       -------        --------          --------
Costs and expenses
  Casino...................................     221,844        33,169                           255,013
  Food and beverage........................      90,670         5,278                            95,948
  Rooms....................................      24,578            --                            24,578
  Other....................................      25,567           349                            25,916
  Selling, general and administrative......      79,785        27,094                           106,879
  Maintenance and utilities................      28,452         2,721                            31,173
  Depreciation and amortization............      54,518         4,426          (4,426)(f)
                                                                                7,760(g)         62,278
  Corporate expense........................      24,356            --                            24,356
                                               --------       -------        --------          --------
     Total.................................     549,770        73,037           3,334           626,141
                                               --------       -------        --------          --------
Operating income...........................     110,570        26,980          (3,334)          134,216
                                               --------       -------        --------          --------
Other income (expense)
  Interest income..........................       2,072           457             (84)(h)         2,445
  Interest expense, net of amounts
     capitalized...........................     (48,443)       (1,436)          1,436(i)
                                                                              (13,558)(j)       (62,001)
                                               --------       -------        --------          --------
     Total.................................     (46,371)         (979)        (12,206)          (59,556)
                                               --------       -------        --------          --------
Income before provision for income taxes...      64,199        26,001         (15,540)           74,660
Provision for income taxes.................      27,950           508           3,251(k)         31,709
                                               --------       -------        --------          --------
Net income.................................   $  36,249      $ 25,493       $ (18,791)       $   42,951
                                               ========       =======        ========          ========
Net income per common share................   $    0.64                                      $     0.76
                                               ========                                        ========

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                            BOYD GAMING CORPORATION

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

     The pro forma adjustments contained in the accompanying pro forma consolidated financial statements reflect:

(a) The proceeds from the draw down of the New Bank Credit Facility to fund the Par-A-Dice Acquisition.

(b) The payment of $3,000 in fees related to the Par-A-Dice Acquisition.

(c) The retirement of assumed indebtedness of Par-A-Dice Gaming.

(d) The payment of approximately $160,675 to the Par-A-Dice Gaming shareholders, the transfer of certain assets of $1,117 not associated with the Par-A-Dice to the Par-A-Dice Gaming shareholders (the "Transferred Assets"), the elimination of Par-A-Dice Gaming's equity ($9,048 in common stock and $27,375 in retained earnings) and the allocation of the excess purchase price over historical value of acquired assets ($125,369) to intangibles-license rights based on the Company's estimates of the fair market values of the assets being acquired.

(e) No adjustment to property, equipment and leasehold interests is necessary as the book value at March 31, 1996 reflects the fair value of the assets to be acquired in the merger.

(f) The elimination of Par-A-Dice Gaming's historical depreciation and amortization expense for the year ended June 30, 1995 and for the nine-months ended March 31, 1996.

(g) Depreciation and amortization expense as follows:

                                                                                     NINE-
                                                        AMOUNT     LIFE    ANNUAL    MONTHS
                                                       --------    ----    ------    ------
      Property, equipment and leasehold interests....  $ 50,077     11     $4,426    $3,306
      Other assets...................................     3,000     15        200       150
      Intangibles-license rights.....................   125,369     40      3,134     2,350
                                                                           ------    ------
           Total.....................................                      $7,760    $5,806
                                                                           ======    ======

(h) The elimination of interest income of $63 and $84, respectively, for the nine months ended March 31, 1996 and the year ended June 30, 1995 related to the transfer of the Transferred Assets.

(i) The elimination of Par-A-Dice Gaming's historical interest expense for the year ended June 30, 1995 and for the nine-months ended March 31, 1996.

(j) Interest expense on $180,775 in debt at an assumed interest rate of 7.5%.

(k) An adjustment to the provision for income taxes of $3,140 and $3,251, respectively, for the nine months ended March 31, 1996 and the year ended June 30, 1995 in order to result in a 36% combined state and federal corporate tax rate due to the conversion from Subchapter S status to C corporate status under the Internal Revenue Code.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             BOYD GAMING CORPORATION

Date:  June 7, 1996                          /s/ Keith E. Smith
                                             ----------------------------------
                                             Keith E. Smith
                                             Vice President and Controller
                                             (Chief Accounting Officer)